 Exhibit 10.14

STANDARD OFFICE LEASE

BY AND BETWEEN

MERCED RESTART PHOENIX INVESTORS II, LLC,
A DELAWARE LIMIT ED LIABILITY COMPANY

AS LANDLORD,

AND

CASTLE BIOSCIENCES, INC.,
A DELAWARE CORPORATION

AS TENANT

3737 N. 7TH STREET, PHOENIX, ARIZONA
SUITE 160

-i-

INDEX

(continued)

		Page(s)

ARTICLE 31	SIGNAGE/DTRECTORY	40

ARTICLE 32	RIGHT OF FIRST OFFER	40

Exhibit A	Premises
Exhibit B	Rules and Regulations
Exhibit C	Commencement Letter
Exhibit D	Description of Landlord’s Work/Work Letter

-ii-

STANDARD OFFICE LEASE

This Standard Office Lease (“Lease”) is made and entered into and effective as of this this 5th day of October, 201 5, b y and between Merced Restart Phoenix Investors II, LLC. a Delaware limited liability company (“Landlord”), and Castle Biosciences, Inc., a Delaware corporation (“Tenant”).

Landlord hereby leases to Tenant and Tenant hereby lease s from Landlord the premises described as Suite 160, consisting of approximately 8,946 rentable square feet, as generally shown on the plan attached hereto and incorporated herein as Exhibit “ A” (“Premises”) of the project (“Project”) located at 3737 N. 7th Street and 3877 N. 7th Street, Phoenix, Arizona, for the Term and upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:

ARTICLE 1

BASIC LEASE PROVISIONS

	It is intended that the capitalized terms in this column be defined terms in this Lease agreement, unless otherwise defined hereinafter.
A.	Term:	Eighty-nine (89) months
	Commencement Date:	The earlier of: (i) February 1, 2016, or (ii ) substantial completion of Landlord’s Work providing for occupancy by Tenant.
	Expiration Date:	The last day of the eighty-ninth (89th) full calendar month after the Commencement Date.
B.	Square Footage:	8.946 rentable square feet
C.	Basic Rental:	(referred to herein as “ rent”)
	Months of Term	Monthly Basic Rental	Annual Basic Rental Per Rentable Square Foot**
	1-12	$13,046.25	$17.50
	13-24	$13,791.75	$18.50
	25-26	$0.00	$0.00
	27-36	$14.164.50	$19.00
	37	$0.00	$0.00
	38-48	$14,537.25	$19.50
	49-60	$14,910.00	$20.00
	61-72	$15,282.75	$20.50
	73-84	$15,655.50	$21.00
	85-89	$16,028.25	$21.50
	*	** Tenant shall also be responsible for and shall pay all applicable rental tax. All such amounts shall be paid concurrently with Monthly Basic Rental.

D.	Base Year:	2017
E.	Tenant’s Proportionate Share:	7.7% (calculated based upon the Premises containing 8,946 rentable square feet and the Project containing 116,155 rentable square feet).
F.	Security Deposit:	An initial security deposit of $29,074.50 (calculated based upon the sum of the first and the last month’s rent) shall be deposited with Landlord upon Tenant’s execution of this Lease.
G.	Permitted Use:	Clinical lab, research lab and general office use (and all directly related activities) and no other use, consistent with the character of the Project and in accordance with Applicable Laws.
H.	Brokers:	Newmark Grubb Knight Frank (representing Landlord) Plaza del Rio Management Corp ( representing Tenant)
I.	Parking Passes:	On the terms and conditions set forth in Article 23, Tenant shall have the right to utilize up to three and two-thirds (3.67) parking passes per one thousand (1, 000) rentable square feet in the Premises (i.e. thirty-three (33) parking passes), four (4) of such parking passes shall be to the dedicated covered, reserved portion of the parking area serving the Project at no additional charge (other than applicable taxes) for the entire lease term and nine (9) of such parking passes shall be to the covered, reserved portion of the parking area serving the Project, at a rate of $45.00 per pass, per month (payable at such time as Basic Rental is due and payable).
J.	Reserved:
K.	Guarantor:	None

ARTICLE 2

TERM/PREMISES

The Term of this Lease shall commence on the Commencement Date as set forth in Article 1.A. of the Basic Lease Provisions and shall end on the Expiration Date set forth in Article 1.A. of the Basic Lease Provisions. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Term, with the first (1st) Lease Year commencing on the Commencement Date; however, (a) if the Commencement Date falls on a day other than the first (1st) day of a calendar month, the first (1st) Lease Year shall end on the last day of the eleventh (11th) month after the Commencement Date and the second (2nd) and each succeeding Lease Year shall commence on the first (1st) day of the next calendar month, and (b) the last Lease Year shall end on the Expiration Date. If Landlord does not deliver possession of the Premises to Tenant on or before the Commencement Date, Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Lease nor the obligations of Tenant hereunder, provided however that the Commencement Date shall be amended to the date the Premises are in fact delivered, and any Monthly Basic Rental shall abate and not be due by Tenant until delivery occurs. Landlord and Tenant agree to the number of square feet specified in Article 1.8. of the Basic Lease Provisions. Landlord will de liver to Tenant no less than three (3) days prior to the proposed occupancy date the Commencement Letter in a form substantially similar to that attached hereto as Exhibit “C”, which Tenant shall counter-execute and return to Landlord within five (5) days of receipt thereof, if acceptable, or within five (5) days of receipt thereof provide a response to the Commencement Letter with details of the deficiency of the Premise (the “ Deficiency Letter”). Failure of Tenant to timely execute and deliver the Commencement Letter, or provide a timely Deficiency Letter shall constitute acknowledgment by Tenant that the statements included in the Commencement Letter are true and correct, without exception.

Landlord shall make those repairs, alterations and additions, if any, to the Leased Premises described in Exhibit “D” attached hereto and incorporated herein for all purposes (the “Landlord’s Work”) upon the terms and conditions contained in Exhibit “D”. The parties acknowledge that as of the date of execution of this Lease, Landlord and Tenant have not yet agreed on final design, plans and specifications for Landlord’s Work. Land lord and Tenant shall diligently work in good faith to agree on the final design, plans and specifications for Landlord’s Work within a reasonable period after the Effective Date, at which time the parties shall update Exhibit “D” to this Lease to reflect the agreed upon design, plans and specifications for Landlord’s Work. All work and installation and materials shall be completed in a good and workmanlike manner, and shall be free of all liens, charges and other claims by any suppliers, laborers or materialmen. Landlord shall diligently pursue completion of Landlord’s Work and de liver the Leased Premises to the Tenant in a timely manner. Landlord shall be responsible for the first $25.00 per rentable square feet or Two Hundred Twenty-Three Thousand Six Hundred Fifty and No/100 Dollars ($223,650.00) (“Work Allowance”) of the hard and soft costs relating to the design and construction of Landlord’s Work. Tenant shall be responsible for promptly paying all costs of Landlord’s Work in excess of the Work Allowance, and Tenant shall promptly pay such amounts to Landlord upon Landlord’s demand therefor.

Tenant’s access to the Premises at any time prior to the Commencement Date (“Early Entry”) shall be subject to all of the provisions of this Lease (including, without limitation, the insurance and indemnity provisions), except for the payment of Basic Rental. Such Early Entry shall not advance the Commencement Date. During any Early Entry, Landlord shall not be responsible for any loss, including theft, damage or destruction to any work or material installed or stored by Tenant at the Premises or for any injury to Tenant or Tenant’s Agents, unless caused by the gross negligence or willful misconduct of Landlord. Landlord shall have the right to post appropriate notices of non-responsibility and to require Tenant to provide Landlord with evidence that Tenant has fulfilled its obligation to provide insurance pursuant to the provisions of this Lease. Tenant shall reasonably cooperate with Landlord during any such early entry. Landlord’s Work will be substantially complete upon receipt by Landlord of a certificate of occupancy, or its equivalent, for the Premises, along with a certificate of completion from Landlord’s architect.

ARTICLE 3

RENTAL

(a)       Basic Rental.

(i)        Tenant agrees to pay to Landlord during the Term hereof, at Landlord’s office or to such other person or at such other place as directed from time to time by written notice to Tenant from Landlord, the Monthly Basic Rental (as set forth in Article l.C. of the Basic Lease Provisions), payable in advance on the first (1st) day of each calendar month, without demand, setoff or deduction, and if this Lease commences or the date of expiration of this Lease occurs other than on the first (1st) day or last day of a calendar month, the Monthly Basic Rental for such month shall be prorated. Notwithstanding the foregoing, the Security Deposit shall be pa id to Landlord upon the execution of this Lease, and if the Commencement Date is not the first day of a month, Monthly Basic Rental for the partial month commencing as of the Commencement Date shall be prorated based upon the actual number of days in such month and shall be due and payable upon the Commencement Date. Any and all amounts due and payable by Tenant pursuant to this Lease (other than the Monthly Basic Rental and the Security Deposit) shall be deemed “Additional Rent” and Landlord shall be entitled to exercise the same rights and remedies upon default in payment of the Additional Rent as Landlord is entitled to exercise with respect to defaults in Monthly Basic Rental payments. Basic Rental and Additional Rental are collectively referred to as “Rental.”

(ii)       Subject to the terms and conditions of this subsect ion ( ii), provided that Tenant is not then in default under this Lease beyond any applicable notice and cure periods, Tenant shall be credited with the payment (meaning for clarity that zero is due from the Tenant) of Monthly Basic Rental payable with respect to the Premises for the twenty-fifth through the twenty-six months, inclusive, of the Lease Term only and for the thirty-seventy month, inclusive, of the Lease Term only (collectively, the “Basic Rental Credit”), as and when the Monthly Basic Rental for such months would be due and payable. Basic Rental Credit shall reduce the Monthly Basic Rental but will not reduce any amount of Direct Costs (hereinafter defined) or Additional Rent, during each month in which the Basic Rental Credit is otherwise applicable. Tenant understands and agrees that the foregoing Basic Rental Credit is conditioned upon Tenant’s not being in default under this Lease beyond any applicable notice and cure periods. Accordingly, upon the occurrence of any default under this Lease beyond applicable notice and cure periods at any time prior to the end of the fifth (5th) month of the Lease Term, Tenant shall no longer be entitled to the Basic Rental Credit set forth above and Tenant shall pay Basic Rental for the balance of the period that the Basic Rental Credit otherwise would have applied as and when the same would have become due and payable in the absence of such Basic Rental Credit. Furthermore, if the Lease is terminated due to a default by Tenant, the entire Basic Rental Credit shall be null and void and all Basic Rental not paid on account of the Basic Rental Credit (including any previously granted Basic Rental Credit) shall be immediately due and payable from Tenant to Landlord.

(b)       Increase in Direct Costs. The term “Base Year” means the calendar year set forth in Article 1.D. of the Basic Lease Provisions. If either the Premises and/or the Project is expanded or reduced, then Tenant’s Proportionate Share shall be appropriately increased or decreased, and as to the calendar year in which such change occurs, Tenant’s Proportionate Share for such calendar year shall be determined on the basis of the number of days during that particular calendar year that such Tenant’s Proportionate Share was in effect. If this Lease shall terminate on any date other than the las t day of a calendar year, the additional s um payable hereunder by Tenant during the calendar year in which this Lease terminates shall be prorated on the basis of the relationship which the number of days which have elapsed from the commencement of said calendar year to and including said date on which this Lease terminates bears to three hundred sixty five (365).

(c)       Definitions. As used herein the term “Direct Costs” shall mean the sum of the following:

(i)        “Tax Costs”, which shall mean any and all real estate taxes and other similar charges on real property or improvements, assessments, water and sewer assessments le vie d against the Project, and all other charges assessed, reassessed or levied upon the Project and appurtenances thereto and the parking or other facilities thereof, or the real property thereunder (collectively the “Real Property”) or attributable thereto or on the rents or issues received or derived therefrom which are assessed, reassessed or levied by the United States, the State of Arizona or any local government authority or agency or any political subdivision thereof, and shall include Landlord’s reasonable legal fees, costs and disbursements incurred in connection with proceedings for reduction of Tax Costs or any part thereof; provided, however, if at any time after the date of this Lease the methods of taxation now prevailing shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of any Tax Costs, there shall be assessed, reassessed or levied (a) a tax. assessment, reassessment, levy. imposition or charge wholly or partially as a capital or franchise levy or otherwise on the rents or issues derived there from, or (b) a tax, assessment. reassessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Real Property and imposed upon Landlord, then except to the extent such items are payable by Tenant under Article 6 below, such taxes, assessments, reassessments or levies or the part thereof so measured or based, shall be deemed to be included in the term “Direct Costs.” In addition, when calculating Tax Costs for the Base Year. special assessments shall only be deemed included in Tax Costs for the Base Year to the extent that such special assessments are included in Tax Costs for the applicable subsequent calendar year during the Term.

(ii)       “Operating Costs”, which shall mean all costs and expenses paid or incurred by Landlord in connection with the maintenance, operation, replacement, ownership and repair of the Project, the equipment, the infra-building cabling and wiring, adjacent walks, malls and landscaped and common areas and the parking structure, areas and facilities of the Project. Operating Costs shall include but not be limited to, salaries, wages, medical. surgical and general welfare benefits and pension payments, payroll taxes, fringe benefits, employment taxes, workers’ compensation, uniforms and dry cleaning thereof for all persons who perform duties connected with the operation, maintenance and repair of the Project, its equipment, the intra-building cabling and wiring and the adjacent walks and landscaped areas, including janitorial (excluding janitorial contracted for directly by Tenant solely with respect to the Premises, if any), gardening, security, parking. operating engineer, elevator, painting, plumbing, electrical, carpentry, heating, ventilation, air conditioning and window washing; hired services; a reasonable allowance for depreciation of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project; accountant’s fees incurred in the preparation of rent adjustment statements (including, without limitation, bookkeeping and other property accounting costs); legal fees; real estate tax consulting fees; personal property taxes on property used in the maintenance and operation of the Project; fees. costs, expenses or dues payable pursuant to the terms of any covenants, conditions or restrictions or owners’ association pertaining to the Project; capital expenditures incurred to effect economies of operation of, or stability of services to, the Project or otherwise incurred in order to enhance or upgrade the safety, security, fire/life/safety or other operating systems of the Project, and capital expenditures required by government regulations, laws, or ordinances including, but not limited to the Americans with Disabilities Act; provided however that any such permitted capital expenditure shall be amortized (with interest at ten percent (10%) per annum) over its useful life and only the amortized portion (together with accrued interest thereon) shall he included in Operating Costs for such year; costs incurred (capital or otherwise) on a regular recurring basis every three (3) or more years for certain maintenance projects (e.g., parking lot slurry coat or replacement of lobby and elevator cab carpeting); the cost of all charges for electricity, gas, water and other utilities furnished to the Project, including any taxes thereon; the cost of all charges for fire and extended coverage, liability and all other insurance in connection with the Project carried by Landlord; the cost of all building and cleaning supplies and materials; the cost of all charges for cleaning, maintenance and service contracts and other services with independent contractors and administration fees; a property management fee (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager) and license, permit and inspection fees relating to the Project. In no event shall costs for any item of utilities included in Direct Costs for any year subsequent to the Base Year be less than the amount included in Direct Costs for the Base Year for such utility item. Notwithstanding anything to the contrary set forth in this Article 3, when calculating Operating Costs for the Base Year. Operating Costs shall exclude (a) increases due to extraordinary circumstances including, but not limited to, labor-related boycotts and strikes, utility rate hikes, utility conservation surcharges, or other surcharges, insurance premiums resulting from terrorism coverage, catastrophic events and/or the management of environmental risks, and (b) amortization of any capital items including, but not limited to, capital improvements, capital repairs and capital replacements (including such amortized costs where the actual improvement, repair or replacement was made in prior years). Furthermore, if a category or categories of services are provided or an unexpected increase in services are provided by Landlord in the Base Year. but not in subsequent calendar year(s), the Base Year shall be retroactively adjusted to reflect the Direct Costs which would have been incurred during the Base Year had such category or categories of services or unexpected increase in services not been provided during the Base Year.

Notwithstanding the foregoing, Operating Costs shall exclude the following: (1) the cost of providing any service directly to and paid directly by any tenant (outside of such tenant’s Common Area Expense payments); (2) the cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Project, or otherwise to the extent so reimbursed; (3) any real estate brokerage commissions or other costs incurred in procuring tenants. or any fee in lieu of commissions; (4) ground lease payments (if any); (5) costs of items considered capital improvements under generally accepted accounting principles consistently applied except as expressly included in Operating Costs pursuant to the definition above; (6) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project that would not have been incurred but for such violation; (7) Landlord’s general corporate overhead (as opposed to overhead expenses related to the Project or real property on which the Project is situated); (8) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (other than in the parking facilities for the Project); (9) bad debt expenses and interest. principal, points and fees on debts (except in connection with the financing of items which may be included in Operating Costs) or amortization on any ground lease, mortgage or mortgages or any other debt instrument encumbering the Project (including the real property on which the Project is situated); (10) marketing costs, including leasing commissions and attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent. leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease. sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project; (11) costs, including permit. license and inspection costs, incurred with respect to the installation of other tenants’ or occupants’ improvements made for tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Project; (12) any costs expressly excluded from Operating Costs elsewhere in this Lease; (13) costs of any items (including. but not limited to, costs incurred by Landlord for the repair of damage to the Project) to the extent Landlord receives reimbursement from insurance proceeds or from a third party (except that any deductible amount under any insurance policy shall be included within Operating Costs); (14) rentals and other related expenses for leasing an HVAC system, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Project) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Costs pursuant to this Lease; (15) depreciation. amortization and interest payments, except as specifically included in Operating Costs pursuant to the terms of this Lease and except on materials. tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required. the item shall be amortized over its reasonably anticipated useful life; (16) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Project, without charge; (17) electric power costs or other utility costs for which any tenant directly contracts with the local public service company (but Landlord shall have the right to “gross up” as if such space was vacant); (18) costs (including in connection therewith all attorneys’ fees and costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to another tenant of the Project; (19) costs incurred in connection with the original construction of the Project, and (20) and commercially unreasonable amounts or types of insurance.

(d)       Determination of Payment.

(i)       If for any calendar year ending or commencing within the Term, Tenant’s Proportionate Share of Direct Costs for such calendar year exceeds Tenant’s Proportionate Share of Direct Costs for the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Sections 3(d)(ii) and (iii). below, and as Additional Rent, an amount equal to the excess (the “Excess”).

(ii)      Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Costs for the then-current calendar year shall be and the estimated Excess (the “Estimated Excess”) as calculated by comparing Tenant’s Proportionate Share of Direct Costs for such calendar year, which shall be based upon the Estimate, to Tenant’s Proportionate Share of Direct Costs for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any calendar year shall not preclude Landlord from subsequently enforcing its rights to collect any Estimated Excess under this Article 3, once such Estimated Excess has been determined by Landlord. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current calendar year, Tenant shall pay, with its next installment of Monthly Basic Rental due, a fraction of the Estimated Excess for the then-current calendar year (reduced by any amounts paid pursuant to the last sentence of this Section 3(d)(ii)). Such fraction shall have as its numerator the number of months which have elapsed in such current calendar year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the Monthly Basic Rental installments, an amount equal to one-twelfth (1/12th) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

(iii)     In addition. Landlord shall endeavor to give to Tenant as soon as reasonably practicable following the end of each calendar year, a statement (the “Statement”) which shall state the Direct Costs incurred or accrued for such preceding calendar year, and which shall indicate the amount, if any, of the actual Excess, if any incurred. Upon receipt of the Statement for each calendar year during the Term, if amounts paid by Tenant as Estimated Excess are less than the actual Excess as specified on the Statement. Tenant shall pay, with its next installment of monthly Basic Rental due, the full amount of the Excess for such calendar year, less the amounts, if any, paid during such calendar year as Estimated Excess. If, however, the Statement indicates that amounts paid by Tenant as Estimated Excess are greater than the actual Excess as specified on the Statement, such overpayment shall be credited against (reduce) Tenant’s next installments of Estimated Excess. The failure of Landlord to timely furnish the Statement for any calendar year shall not prejudice Landlord from enforcing its rights under this Article 3, once such Statement has been delivered. Even though the Term has expired or been terminated and Tenant has vacated the Premises, when the final determination is made of Tenant’s actual Proportionate Share of the Direct Costs for the calendar year in which this Lease terminates, if an Excess (or a reduction) is present, Tenant shall immediately pay to Landlord (or Landlord shall refund to Tenant) an amount as calculated pursuant to the provisions of this Section 3(d). The provisions of this Section 3(d)(iii) shall survive the expiration or earlier termination of the Term.

(e)       Intentionally deleted.

(f)       Audit Right. Within sixty (60) days after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees or an independent certified public accountant, designated by Tenant, may, after reasonable notice to Landlord (“Review Notice”) and at reasonable times, inspect Landlord’s records at Landlord’s offices, provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. If after such inspection. but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing (“Dispute Notice”) that Tenant still disputes such amounts, a certification as to the proper amount shall be made in accordance with Landlord’s standard accounting practices. at Tenant’s expense, by an independent certified public accountant selected by Landlord. Tenant’s failure to deliver the Review Notice within the Review Period or to deliver the Dispute Notice within thirty (30) days after the Review Period shall be deemed to constitute Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If Tenant timely delivers the Review Notice and the Dispute Notice, Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based. However, if such certification by the accountant proves that the Direct Costs charged to Tenant, as set forth in the Statement were overstated by more than ten percent (10%), then the cost of the accountant and the cost of such certification shall be paid for by Landlord. provided that in no event shall Landlord be responsible for costs hereunder in excess of the amount of such overstatement. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. Tenant agrees that this section shall be the sole method to be used by Tenant to dispute the amount of any Direct Costs payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.

(f)       Controllable Expense Limitation. Notwithstanding anything to the contrary herein, during all Lease Years during the Term hereof, any increases in Tenant’s pro rata share of Controllable Direct Costs shall be limited to no more than five percent (5%) per year of the prior year’s Direct Costs, on a cumulative basis. “Controllable Direct Costs” shall mean all Direct Costs except Tax Costs, utilities and insurance.

ARTICLE 4

SECURITY DEPOSIT

Tenant has deposited or concurrently herewith is depositing with Landlord the Security Deposit set forth in Article 1.F. of the Basic Lease Provisions as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant materially breaches, after notice and failure to cure as provided herein, any provision of this Lease, including but not limited to the payment of rent, Landlord may use all or any part of this security deposit for the payment of any rent or any other sums in default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the amount identified above. Tenant agrees that Landlord shall not be required to keep the Security Deposit in trust, segregate it or keep it separate from Landlord’s general funds, but Landlord may commingle Tenant’s Security Deposit with its general funds and Tenant shall not be entitled to interest on its Security Deposit. At the expiration of the Term, and provided there exists no default by Tenant hereunder, the Security Deposit or any balance, if any thereof shall be returned to Tenant within ninety (90) days of the termination date. Landlord may retain from said Security Deposit (i) any and all amounts incurred by Landlord to cover the costs to be incurred by Landlord to remove any items required to be removed by Tenant under Section 29(b) below and to repair any damage caused by such removal (in which case any excess amount so retained by Landlord shall be returned to Tenant within thirty (30) days after such removal and repair), and (ii) any and all amounts permitted by law or this Article 4.

ARTICLE 5

HOLDING OVER

Should Tenant, without Landlord’s written consent, hold over after termination of this Lease, Tenant shall. at Landlord’s option, become either a tenant at sufferance or a month-to-month tenant upon each and all of the terms herein provided as may be applicable to such a tenancy and any such holding over shall not constitute an extension of this Lease. During such holding over, Tenant shall pay in advance, monthly, Basic Rental at a rate equal to one hundred twenty-five percent (125%) of the rate in effect for the last month of the Term of this Lease including but not limited to Tenant’s Proportionate Share of Direct Costs. Nothing contained in this Article 5 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of the Term. if Tenant fails to surrender the Premises upon the expiration or termination of this Lease, Tenant agrees to (i) indemnify, defend and hold Landlord harmless from all costs, loss, expense or liability, including without limitation, claims made by any succeeding tenant and real estate brokers claims and attorney’s fees and costs, and (ii) compensate Landlord for all costs, losses. expenses and/or liabilities incurred by Landlord as a result of such holdover, including without limitation, losses due to the loss of a succeeding tenancy.

ARTICLE 6

OTHER TAXES

Tenant shall be responsible for and pay all taxes assessed against or levied upon Tenant’s trade fixtures, furnishings. equipment and all other personal property (“Personal Property”) of Tenant located in the Premises. If any or all of Tenant’s trade fixtures, furnishings, equipment and other personal property shall be assessed and taxed with property of Landlord. then Landlord shall attempt to remove the Tenant Personal Property from such assessment. but if unsuccessful and Landlord incurs tax associated with Tenant’s Personal Property. then Tenant shall reimburse Landlord, within ten (10) days after delivery to Tenant by Landlord of a written statement setting forth such amount, the amount of such taxes applicable to Tenant’s Personal Property Tenant shall pay directly to the party or entity entitled thereto all business license fees. gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency. Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 6 shall not be included in the computation of “Tax Costs.”

ARTICLE 7

USE

(a)       Tenant shall use and occupy the Premises only for the Permitted Use set forth in Article 1.G. of the Basic Lease Provisions and shall not use or occupy the Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion, and Tenant agrees that it will use the Premises in such a manner so as not to interfere with or infringe upon the rights of other tenants or occupants in the Project. Tenant shall, at its sole cost and expense, promptly comply with all laws. statutes, ordinances, governmental regulations or requirements now in force or which may hereafter be in force relating to or affecting (i) the condition, use or occupancy of the Premises (excluding structural changes to the Project not related to Tenant’s particular use of the Premises), and/or (ii) improvements installed or constructed in the Premises by or for the benefit of Tenant, Tenant shall not do or permit to be done anything which would invalidate or increase the cost of any fire and extended coverage insurance policy covering the Project and/or the property located therein and Tenant shall comply with all reasonable rules, orders, regulations and requirements of any organization which sets out standards, requirements or recommendations commonly referred to by major fire insurance underwriters, and Tenant shall promptly upon demand and evidence of such increase from Landlord reimburse Landlord for any additional premium charges for any such insurance policy assessed or increased by reason of Tenant’s failure to comply with the provisions of this Article.

(b)       Tenant, at its sole cost and expense, covenants to conduct its business operations from the Premises strictly in accordance with all city, county, state and federal laws, rules. regulations, ordinances and generally accepted health care industry standards and practices, to the extent same presently exist or may exist in the future (collectively, “Applicable Law”), including but not limited to (i) compliance with any and all Occupational Safety and Health Administration guidelines; rules and standards, and (ii) ensuring that all waste products, including without limitation, any medical waste, if any, generated by Tenant or present within the Premises or the Project as a result of Tenant’s use of the Premises, are appropriately used, stored, handled, transported and/or disposed of in strict accordance with all Applicable Laws.

(c)       Tenant hereby agrees, at its sole cost and expense, to comply with any and all procedures, practices, rules, standards, guidelines and/or special precautions which are required by any applicable city, county, state and federal law, regulation, ordinance and/or health care standard and practice, as a result of the particular use of the Premises by Tenant.

(d)      Tenant agrees not to engage in the practice of abortion services from the Premises. If any of the services provided from the Premises results in protests or demonstrations at the Project, Tenant shall discontinue such services upon notice from Landlord_ Tenant agrees not to dispense any drugs for remuneration (including without limitation any medicinal marijuana or similar substances). Tenant shall not allow any client or patient to reside in or remain in the Premises on an overnight or in-patient basis.

ARTICLE 8

CONDITION OF PREMISES

(a)       Tenant hereby agrees that as of the Commencement Date, the Premises shall be taken “as is”, “with all faults”, “without any representations or warranties”, and Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to. cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Project or the suitability of same for Tenant’s purposes. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Project or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Project in its decision to enter into this Lease and let the Premises in the above-described condition. The existing leasehold improvements in the Premises as of the date of this Lease may be referred to herein as the “Tenant Improvements.” The taking of possession of the Premises on or after the Commencement Date by Tenant shall conclusively establish that the Premises and the Project were at such time in satisfactory condition.

ARTICLE 9

REPAIRS AND ALTERATIONS

(a)       Landlord’s Obligations. Landlord shall (i) maintain the structural portions of the Project (and those associated specifically with the Premises), including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass, columns, beams, shafts, stairs, stairwells and elevator cabs and common areas, and (ii) maintain and repair the mechanical, electrical, life safety, plumbing, sprinkler systems and heating, ventilating and air-conditioning systems serving the Project (and those associated specifically with the Premises), unless any repairs or maintenance to the foregoing is caused by Tenant. in which case the provisions of Section 9(b) below shall apply.

(b)       Tenant’s Obligations. Except as expressly provided as Landlord’s obligation in this Article 9, Tenant shall keep the Premises in good condition and repair. All damage or injury to the Premises or the Project resulting from the act or negligence of Tenant. its employees, agents or visitors, guests, invitees or licensees or by the use of the Premises, shall be promptly repaired by Tenant at its sole cost and expense, to the satisfaction of Landlord; provided, however, that for damage to the Project as a result of casualty or for any repairs that may impact the mechanical, electrical. plumbing, heating, ventilation or air-conditioning systems of the Project, Landlord shall have the right (but not the obligation) to select the contractor and oversee all such repairs. Landlord may make any repairs which are not promptly made by Tenant after Tenant’s receipt of written notice and the reasonable opportunity of Tenant to make said repair within five (5) business days from receipt of said written notice, and charge Tenant for the cost thereof, which cost shall be paid by Tenant within five (5) days from invoice from Landlord. “Receipt” shall be deemed to occur immediately upon delivery of notice by Landlord to Tenant. Tenant shall be responsible for the design and function of all non-standard improvements of the Premises, whether or not installed by Landlord at Tenant’s request. Tenant waives all rights to make repairs at the expense of Landlord, or to deduct the cost thereof from the Monthly Basic Rental.

(c)       Alterations. Tenant shall make no alterations. installations, changes or additions in or to the Premises or the Project (collectively, “Alterations”) without Landlord’s prior written consent, provided that such consent may not be unreasonably withheld if the Alterations are reasonably necessary for the Tenant’s business and are within the general scope of the Tenant Improvements. Any Alterations approved by Landlord must be performed in accordance with the terms hereof, using only contractors or mechanics approved by Landlord in writing and upon the approval by Landlord in writing of fully detailed and dimensioned plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant at its sole cost and expense. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations approved by Landlord. Tenant shall cause all Alterations to be performed in a good and workmanlike manner, in conformance with all applicable federal, state, county and municipal laws, rules and regulations, pursuant to a valid building permit, and in conformance with Landlord’s construction rules and regulations. If Landlord, in approving any Alterations, specifies a commencement date therefor, Tenant shall not commence any work with respect to such Alterations prior to such date. Tenant hereby agrees to indemnify, defend, and hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations.

(d)       Insurance; Liens. Prior to the commencement of any Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood that all such Alterations shall be insured by Tenant pursuant to Article 14 of this Lease immediately upon completion thereof, In addition. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien free completion of such Alterations and naming Landlord as a co-obligee.

(e)       Costs and Fees; Removal. If permitted Alterations are made, they shall be made at Tenant’s sole cost and expense and shall be and become the property of Landlord, except that Landlord may, by written notice to Tenant given prior to the end of the Term, require Tenant at Tenant’s expense to remove all partitions, counters, railings, cabling, Improvements and other Alterations from the Premises, and to repair any damage to the Premises and the Project caused by such removal. The preceding sentence shall not apply to Landlord’s Work. Any and all costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenant’s plans, specifications, improvements, Alterations or otherwise shall be paid by Tenant at its sole cost and expense. With regard to repairs, Alterations or any other work arising from or related to this Article 9. Landlord shall be entitled to receive an administrative/coordination fee (which fee shall vary depending upon whether or not Tenant orders the work directly from Landlord) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work.

ARTICLE 10

LIENS

(a)       Liens. Tenant shall keep the Premises and the Project free from any mechanics’ liens, vendors liens or any other liens arising out of any Alterations performed, materials furnished or obligations incurred by Tenant, and Tenant agrees to defend, indemnify and hold Landlord harmless from and against any such lien or claim or action thereon, including but not limited to the lienholder’s claim for legal fees or court costs, together with costs of suit and reasonable attorneys’ fees and costs incurred by Landlord in connection with any such claim or action. Before commencing any work of Alteration to the Premises. Tenant shall give Landlord at least ten (10) business days’ written notice of the proposed commencement of such Alteration work (to afford Landlord an opportunity to post appropriate notices of non-responsibility). If there shall be recorded against the Premises or the Project or the property of which the Premises is a part any claim or lien arising out of any such Alteration work performed, materials furnished or obligations incurred by Tenant and such claim or lien shalt not be removed or discharged within ten (10) days of filing, Landlord shall have the right hut not the obligation to pay and discharge said lien without regard to whether such lien shall be lawful or correct (in which event Tenant shall reimburse Landlord for any such payment made by Landlord within three (3) business days following written demand therefor), or to require that Tenant promptly deposit with Landlord in cash. lawful money of the United States, one hundred fifty percent (150%) of the amount of such claim, which sum may be retained by Landlord until such claim shall have been removed of record or until judgment shall have been rendered on such claim and such judgment shall have become final, at which time Landlord shall have the right to apply such deposit in discharge of the judgment on said claim and any costs, including attorneys’ fees and costs incurred by Landlord, and shall remit the balance thereof to Tenant. however should the amount of any such judgment exceed the deposit as herein required, Tenant shall indemnify, defend and hold Landlord harmless as against any judgment amount so unsatisfied.

(b)      Tenant’s Work. Tenant shall take all actions necessary under Applicable Laws to ensure that no liens encumbering Landlord’s interest in the Premises arise as a result of any work by or for Tenant within the Premises, including any Alterations (collectively, “Tenant’s Work”), which actions shall include, without limitation, the recording of a notice of posted security in the Official Records of Maricopa County, Arizona, in accordance with Applicable Laws, and either (i) establish a construction disbursement account, or (ii) furnish and record. in accordance with Applicable Law, a surety bond for the prime contract for Tenant’s Work at the Premises that meets the requirements of Applicable Law. Tenant shall notify Landlord of the name and address of Tenant’s prime contractor who will be performing Tenant’s Work as soon as it is known. Tenant shall notify Landlord immediately upon the signing of any contract with the prime contractor for any Tenant’s Work to the Premises. Tenant may not enter the Premises to begin initial construction on Tenant’s Work until Tenant has delivered evidence satisfactory to Landlord that Tenant has complied with the terms of this Section 10(b). Failure by Tenant to comply with the terms of this Section 1 0(b) (subject to applicable notice and cure periods) shall permit Landlord to declare Tenant in default and to terminate this Lease.

ARTICLE 11

PROJECT SERVICES

(a)       Basic Services. Landlord agrees to furnish to the Premises, at a cost to be included in Operating Costs, from 8:00 a.m. to 6:00 p.m. Mondays through Fridays, excepting local and national holidays, air conditioning and heat all in such reasonable quantities as is reasonably necessary for the comfortable occupancy and use of the Premises by Tenant consistent with Tenant’s Permitted Use. In addition, Landlord, at a cost to be included in Operating Costs, shall assure that electric current, elevator service and water are available to the Premises in such quantities as is reasonably necessary for the comfortable occupancy and use of the Premises by Tenant consistent with Tenant’s Permitted Use. Janitorial and maintenance services shall be furnished as part of the Operating Costs, five (5) days per week, excepting local and national holidays. Tenant shall comply with all rules and regulations which Landlord may establish for the proper functioning and protection of the common area air conditioning, heating, elevator, electrical, intra-building cabling and wiring and plumbing systems all consistent with the comfortable occupancy and use of the Premises by Tenant consistent with Tenant’s Permitted Use. Landlord shall not be liable for, and there shall be no rent abatement as a result of, any stoppage, reduction or interruption of any such services caused by governmental rules, regulations or ordinances, riot, strike, labor disputes, breakdowns, accidents, necessary repairs or other cause, provided however that Landlord will not engage in a repair of any HVAC, plumbing or electrical system without providing Tenant with reasonable prior written notice, and will endeavor to schedule such reasonable repairs during hours that do not disrupt Tenant’s Permitted Use of the Premises.

(b)       Excess Usage. [deleted and reserved]

(c)       Additional Electrical Service. [deleted and reserved]

(d)       HVAC Balance. [deleted and reserved]

(e)       Telecommunications. Upon request from Tenant from time to time, Landlord will provide Tenant with a listing of telecommunications and media service providers serving the Project, and Tenant shall have the right to contract directly with the providers of its choice. If Tenant wishes to contract with or obtain service from any provider which does not currently serve the Project or wishes to obtain from an existing carrier services which will require the installation of additional equipment, such provider must, prior to providing service, enter into a written agreement with Landlord setting forth the terms and conditions of the access to be granted to such provider. In considering the installation of any new or additional telecommunications cabling or equipment at the Project. Landlord will consider all relevant factors in a reasonable and non-discriminatory manner, including, without limitation, the existing availability of services at the Project, the impact of the proposed installations upon the Project and its operations and the available space and capacity for the proposed installations. Landlord may also consider whether the proposed service may result in interference with or interruption of other services at the Project or the business operations of other tenants or occupants of the Project. In no event shall Landlord be obligated to incur any costs or liabilities in connection with the installation or delivery of telecommunication services or facilities at the Project. All such installations shall be subject to Landlord’s prior approval and shall be performed in accordance with the terms of Article 9. If Landlord approves the proposed installations in accordance with the foregoing, Landlord will deliver its standard form agreement upon request and will use commercially reasonable efforts to promptly enter into an agreement on reasonable and non-discriminatory terms with a qualified. licensed and reputable carrier confirming the terms of installation and operation of telecommunications equipment consistent with the foregoing.

(f)       After-Hours Use. If Tenant requires heating, ventilation and/or air conditioning during times other than the times provided in Section 11(a) above, Tenant shall give Landlord such advance notice as Landlord shall reasonably require and shall pay Landlord’s standard charge for such after-hours use if such use is on a non-recurring basis. Should Tenant wish to occupy and use the Premises after the dates and times permitted in Section 11(a), then Landlord and Tenant agree to meet and discuss the use during expanded hours (“Expanded Hours”). It is understood and agreed that Tenant may elect to use the Premises on an Expanded Hours basis (e.g., providing a second shift of workers as demand from the Tenant’s business increases). Landlord and Tenant agree that should the Tenant operate its business on an Expanded Hour basis then the parties will work together to provide sufficient service (i.e., utilities) to the Premises, with Tenant responsible for reimbursement of any incremental expenses incurred by Landlord for such Expanded Hour use.

(g)       Reasonable Charges. Landlord may impose a reasonable charge for any utilities or services (other than electric current and heating, ventilation and/or air conditioning which shall be governed as set forth herein above) utilized by Tenant in excess of the amount or type outside of Tenant’s Permitted Use or during Expanded Hours.

(h)       Sole Electrical Representative. Tenant agrees that Landlord shall be the sole and exclusive representative with respect to, and shall maintain exclusive control over, the reception, utilization and distribution of electrical power. regardless of point or means of origin, use or generation. Tenant shall not have the right to contract directly with any provider of electrical power or services.

ARTICLE 12

RIGHTS OF LANDLORD

(a)       Right of Entry. Landlord and its agents shall have the right to enter the Premises at all reasonable times for the purpose of cleaning the Premises, examining or inspecting the same. serving or posting and keeping posted thereon notices as provided by law, or which Landlord deems necessary for the protection of Landlord or the Project. Landlord and its agents may enter the Premises, after proper notice, and at all reasonable times for the purpose of showing the same to prospective tenants (provided such showings to prospects are within 12 months from the end of the Term), lenders or purchasers of the Project (provided such showings to lenders and prospects are in accordance with subsection 12(d)), and for making such alterations, repairs, improvements or additions to the Premises or to the Project as Landlord may deem necessary or desirable. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such an entry by Landlord is necessary, Landlord may enter by means of a master key, or may forcibly enter in the case of an emergency, in each event without liability to Tenant and without affecting this Lease.

(b)       Maintenance Work. Landlord reserves the right from time to time: (i) to install, maintain, repair, replace, or relocate HVAC, utility or telecommunication service to the Premises (and/or install, maintain, repair, replace, or relocate HVAC, utility or telecommunication service to the other parts of the Project pipes, ducts, conduits, wires, cabling, appurtenant fixtures and mechanical systems. wherever located in the Project, (ii) to alter, close or relocate any facility in the common areas or otherwise conduct any of the above activities for the purpose of complying with a general plan for fire/life safety for the Project, and (iii) to take such actions necessary to comply with any federal, state or local law, rule or order (“Maintenance Work”). Landlord shall attempt to perform any such Maintenance Work with the least inconvenience to Tenant as is reasonably practicable.

(c)       Rooftop. If Tenant desires to use the rooftop of the Project for any purpose, including the installation of communication equipment to be used from the Premises, such rights will be granted in Landlord’s sole discretion and Tenant must negotiate the terms of any rooftop access with Landlord or the rooftop management company or lessee holding rights to the rooftop from time to time. Any rooftop access granted to Tenant will be at prevailing rates and will be governed by the terms of a separate written agreement or an amendment to this Lease.

(d)       Restrictions on Entry and Maintenance Work (HIPPA and Other Issues of Compliance During Entry). Notwithstanding subsection 12(a), Landlord understands and agrees that its ability to enter into areas of the Premises or inspect the Premises is restricted and subject to safety considerations of Tenant and any state or federal rules related to personal patient information (e.g., OSHA safety rules and HIPPA compliance). For clarity, Landlord agrees that Tenant may temporarily deny access to any portion of the Premises that is necessary, in the sole discretion of the Tenant, to protect any patient sample or test result (e.g., clean room access) from harm, protect any Landlord employee or agent from exposure to harmful substances, or protect from exposure any patient personal health information (e.g., clinical diagnosis, test results or clinical files). To assure protection of Landlord and its agents, and the sensitive information contained within the Premises, Landlord will provide Tenant with no less than three (3) days prior written notice of Landlord’s intent to exercise its Right of Entry and Maintenance Work rights so that Tenant may properly prepare the Premises and avoid unintended harm or disclosure.

ARTICLE 13

INDEMNITY: EXEMPTION OF LANDLORD FROM LIABILITY

(a)       Indemnity. Tenant shall indemnify, defend and hold Landlord, its subsidiaries, partners, parental and other affiliates and their respective members, shareholders, officers. directors, employees and contractors (collectively, “Landlord Parties”) harmless from any and all claims arising from Tenant’s use of the Premises or the Project or from the conduct of its business or from any activity, work or thing which may be permitted or suffered by Tenant in or about the Premises or the Project and shall further indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any and all claims, liabilities. damages, expenses and losses arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under this Lease or arising from any negligence or willful misconduct of Tenant or any of its agents, contractors, employees or invitees, patrons, customers or members in or about the Project and from any and all costs, attorneys’ fees and costs. expenses and liabilities incurred in the defense of any claim or any action or proceeding brought thereon. including negotiations in connection therewith. Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord and the Landlord Parties, excepting where the damage is caused solely by the gross negligence or willful misconduct of Landlord or the Landlord Parties.

(b)      Exemption of Landlord from Liability. Notwithstanding anything to the contrary set forth in this Lease, Landlord and the Landlord Parties shall not be liable for injury to Tenant’s business, or loss of income, loss of opportunity or loss of goodwill therefrom, or any consequential, punitive, special or exemplary damages, however occurring (including, without limitation, from any failure or interruption of services or utilities or as a result of Landlord’s negligence). Without limiting the foregoing, except in connection with damage or injury resulting from the gross negligence or willful misconduct of Landlord or the Landlord Parties, Landlord and the Landlord Parties shall not be liable for damage that may be sustained by the person. goods, wares, merchandise or property of Tenant. its employees, invitees, customers, agents, or contractors, or any other person in, on or about the Premises directly or indirectly caused by or resulting from any cause whatsoever. including, but not limited to, fire, steam, electricity, gas, water, or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances. plumbing, air conditioning, light fixtures, or mechanical or electrical systems, or from intrabuilding cabling or wiring, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord and the Landlord Parties shall not be liable to Tenant for any damages arising from any willful or negligent action or inaction of any other tenant of the Project.

(c)       Security. Tenant acknowledges that Landlord’s election whether or not to provide any type of mechanical surveillance or security personnel whatsoever in the Project is solely within Landlord’s discretion; Landlord and the Landlord Parties shall have no liability in connection with the provision, or lack, of such services, and Tenant hereby agrees to hold Landlord and the Landlord Parties harmless with regard to any such potential claim. Landlord and the Landlord Parties shall not be liable for losses due to theft, vandalism, or like causes. Tenant shall defend, indemnify, and hold Landlord and the Landlord Parties harmless from any such claims made by any employee, licensee, invitee, contractor, agent or other person whose presence in, on or about the Premises or the Project is attendant to the business of Tenant. If Landlord ever elects to provide security, in its sole and absolute discretion. Landlord may elect to suspend or terminate such security at any time, without notice to Tenant, in Landlord’s sole and absolute discretion. Landlord’s installation, maintenance, use and derivative applications of any surveillance equipment, cameras, monitors or related appliances or fixtures shall not constitute a warranty of safety or security for the benefit of Tenant, its invitees, licensees or guests, Tenant acknowledges such equipment may fail or otherwise malfunction, without warranty or duty of Landlord, and Tenant shall hold Landlord harmless therefrom. Notwithstanding the foregoing, Tenant may install a security system within the Premises that is controlled by Tenant (with access provided to Landlord) to protect Tenant’s property and to protect access to the patient information within the Premises.

(d)      Landlord Indemnity. Landlord shall indemnify, defend and hold Tenant, its subsidiaries, partners, parental and other affiliates and their respective members, shareholders, officers, directors, employees and contractors harmless from any and all claims arising from Landlord’s gross negligence or willful misconduct in connection with the operation by Landlord of the Project, but only to the extent covered by any insurance maintained by Landlord covering the Project.

ARTICLE 14

INSURANCE

(a)       Tenant’s Insurance. Tenant shall, at all times during the Term of this Lease, and at its own cost and expense, procure and continue in force the following insurance coverage: (i) Commercial General Liability Insurance, written on an occurrence basis, with a combined single limit for bodily injury and property damages of not less than Two Million Dollars ($2,000.000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate, including products liability coverage if applicable, owners and contractors protective coverage, contractual coverage for written contracts. and personal injury coverage, covering the insuring provisions of this Lease and exemption of Landlord from liability agreements set forth in Article 13 hereof; (ii) a policy of standard fire, extended coverage and special extended coverage insurance (all risks), including a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage where sprinklers are provided in an amount equal to the full replacement value new without deduction for depreciation of all (A) Tenant improvements, Alterations, fixtures and other improvements in the Premises, including but not limited to all mechanical. plumbing, heating, ventilating, air conditioning, electrical, telecommunication and other equipment, systems and facilities, and (B) trade fixtures, furniture, equipment and other personal property installed by or at the expense of Tenant: (iii) Worker’s Compensation coverage as required by law; and (iv) business interruption, loss of income and extra expense insurance covering any failure or interruption of Tenant’s business equipment (including, without limitation, telecommunications equipment) and covering all other perils, failures or interruptions sufficient to cover a period of interruption of not less than six (6) months. Tenant shall carry and maintain during the entire Term (including any option periods, if applicable), at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 14 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably required by Landlord.

(b)       Form of Policies. The aforementioned minimum limits of policies and Tenant’s procurement and maintenance thereof shall in no event limit the liability of Tenant hereunder. The Commercial General Liability Insurance policy shall name Landlord, the Landlord Parties, Landlord’s property manager. Landlord’s lender(s) and such other persons or firms as Landlord specifies from time to time, as additional insureds with an appropriate endorsement to the policy(s). All such insurance policies carried by Tenant shall be with companies having a rating of not less than A-VIII in Best’s Insurance Guide. Tenant shall furnish to Landlord, from the insurance companies, or cause the insurance companies to furnish, certificates of coverage. The deductible under each such policy shall be reasonably acceptable to Landlord. No such policy shall be cancelable except after thirty (30) days prior written notice to Landlord by the insurer or Tenant. All such policies shall be endorsed to agree that Tenant’s policy is primary and that any insurance carried by Landlord is excess and not contributing with any Tenant insurance requirement hereunder. Tenant shall furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance or furnish Landlord with renewals or binders in a timely manner, Landlord may (but shall not be required to) procure said insurance on Tenants behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant upon demand with interest (at the rate set forth in Section 20(e) below) from the date such sums are expended. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by Tenant, provided such blanket policies expressly afford coverage to the Premises and to Tenant as required by this Lease.

(c)       Landlord’s Insurance. Landlord may, as a cost to be included in Operating Costs, procure and maintain at all times during the Term of this Lease, a policy or policies of insurance covering loss or damage to the Project in the amount of the full replacement costs without deduction for depreciation thereof, providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage. water damage. and special extended coverage on the building. Additionally, Landlord may carry: (i) Bodily Injury and Property Damage Liability Insurance and/or Excess Liability Coverage Insurance; and (ii) Earthquake and/or Flood Damage Insurance; and (iii) Rental Income Insurance; and (iv) any other forms of insurance Landlord may deem appropriate or any lender may require. The costs of all insurance carried by Landlord shall be included in Operating Costs.

(d)       Waiver of Subrogation. Landlord and Tenant each agree to require their respective insurers issuing the insurance described in Sections 14(a)(ii), 14(a)(iv) and the first sentence of Section 14(c), to waive any rights of subrogation that such companies may have against the other party. Tenant hereby waives any right that Tenant may have against Landlord and Landlord hereby waives any right that Landlord may have against Tenant as a result of any loss or damage to the extent such loss or damage is insurable under such policies.

(e)       Compliance with Law. Tenant agrees that it will not, at any time, during the Term of this Lease, carry any stock of goods or do anything in or about the Premises (outside the Permitted Use) that will in any way tend to increase the insurance rates upon the Project. Tenant agrees to pay Landlord forthwith upon demand the amount of any increase in premiums for insurance that may be carried during the Term of this Lease, or the amount of insurance to be carried by Landlord on the Project resulting from Tenant doing any act in or about the Premises outside the Permitted Use and that increases the insurance rates (by adding such costs to the Direct Costs), whether or not Landlord shall have consented to such act on the part of Tenant. If Tenant installs upon the Premises any electrical equipment which causes an overload of electrical tines of the Premises, Tenant shall at its own cost and expense. in accordance with all other Lease provisions (specifically including. but not limited to, the provisions of Article 9, Article 10 and Article 11 hereof), make whatever changes are necessary to comply with requirements of the insurance underwriters and any governmental authority having jurisdiction there over, but nothing herein contained shall be deemed to constitute Landlord’s consent to such overloading. Tenant shall, at its own expense, comply with all insurance requirements applicable to the Premises including, without limitation, the installation of fire extinguishers or an automatic dry chemical extinguishing system,

ARTICLE 15

ASSIGNMENT AND SUBLETTING

Tenant shall have no power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be used or occupied by anyone other than Tenant or Tenant’s employees without the prior written consent of Landlord, which such consent shall not be unreasonably withheld in Landlord’s reasonable discretion. The sale, assignment, transfer or hypothecation of any class of stock or other ownership interest in Tenant in excess of fifty percent (50%) in the aggregate shall be deemed a “Transfer” within the meaning and provisions of this Article 15, provided however that a financing transaction (e.g. the addition of capital or property that results in a transfer of equity interest) shall not be considered a Transfer, regardless of the percentage of the Tenant sold in the financing transaction. Tenant may transfer its interest pursuant to this Lease only upon the following express conditions:

(a)       That the proposed Transferee (as hereafter defined) shall be subject to the prior written consent of Landlord, not unreasonably withheld, and Tenant acknowledges and agrees that Landlord may deny consent based such factors as Landlord deems material. including, without limitation:

(i)        The use to be made of the Premises by the proposed Transferee is (a) not generally consistent with the character and nature of all other tenancies in the Project, or (b) a use which would be prohibited by any other portion of this Lease (including but not limited to any Rules and Regulations then in effect);

(ii)       The financial responsibility of the proposed Transferee is not reasonably satisfactory to Landlord or in any event not at least equal to those which were possessed by Tenant as of the date of execution of this Lease;

(iii)      The proposed Transferee is either a governmental agency or instrumentality thereof;

(iv)      Intentionally deleted; or

(v)       The rent charged by Tenant to such Transferee during the term of such Transfer, calculated using a present value analysis, is materially less than the rent being quoted by Landlord at the time of such Transfer for comparable space in the Project for a comparable term, calculated using a present value analysis.

(b)       Upon Tenant’s submission of a request for Landlord’s consent to any such Transfer, Tenant shall pay to Landlord Landlord’s then standard processing fee and reasonable attorneys’ fees and costs incurred in connection with the proposed Transfer;

(c)       That the proposed Transferee shall execute an agreement pursuant to which it shall agree to perform faithfully and be hound by all of the terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so transferred; and

(d)       That an executed duplicate original of said assignment and assumption agreement or other Transfer on a form reasonably approved by Landlord, shall be delivered to Landlord within five (5) days after the execution thereof, and that such r Transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord’s consent thereto. It shall be a condition to Landlord’s consent to any Transfer that (i) upon Landlord’s consent to any Transfer, Tenant shall pay and continue to pay fifty percent (50%) of any “Transfer Premium” (defined below), received by Tenant from the transferee; (ii) any sublessee of part or all of Tenant’s interest in the Premises shall agree that if Landlord gives such sublessee notice that Tenant is in default under this Lease, such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease be terminated for any reason, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment; (iii) any such Transfer and consent shall be effected on forms supplied by Landlord and/or its legal counsel; (iv) Landlord may require that Tenant not then be in default hereunder in any respect; and (v) Tenant or the proposed subtenant or assignee (collectively, “Transferee”) shall agree to pay Landlord, upon demand, as Additional Rent, a sum equal to the additional costs, if any, incurred by Landlord for maintenance and repair as a result of any change in the nature of occupancy caused by such subletting or assignment. “Transfer Premium” shall mean all rent, Additional Rent or other consideration payable by a Transferee in connection with a Transfer in excess of the Basic Rental and other amounts payable by Tenant under this Lease during the term of the Transfer and if such Transfer is for less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis. The calculation of “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the Transferee and any payment in excess of fair market value for assets, fixtures, inventory. equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer. Any Transfer of this Lease which is not in compliance with the provisions of this Article 15 shall be voidable by written notice from Landlord and shall. at the option of Landlord. terminate this Lease. In no event shall the consent by Landlord to any Transfer be construed as relieving Tenant or any Transferee from obtaining the express written consent of Landlord to any further Transfer, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be fully liable therefor. No collection or acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this Article 15 or the acceptance of any Transferee hereunder. or a release of Tenant (or of any Transferee of Tenant). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Article 15 or otherwise has breached or acted unreasonably under this Article 15, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and. to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee.

(e)       Notwithstanding anything to the contrary contained in this Article 15, Landlord shall have the option. by giving written notice to Tenant (“Landlord’s Recapture Notice”) within thirty (30) days after Landlord’s receipt of a request for consent to a proposed Transfer, to terminate this Lease as to the portion of the Premises that is the subject of the proposed Transfer (hereinafter, the “Recapture Space”). If this Lease is so terminated with respect to less than the entire Premises, (i) the Basic Rental and Tenant’s Proportionate Share shall be prorated based on the number of rentable square feet retained by Tenant as compared to the total number of rentable square feet previously contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon the request of either party, the parties shall execute written confirmation of the same, and (ii) Tenant shall be responsible for all costs incurred by Landlord in connection with separately demising the Recapture Space separate and apart from the balance of the Premises, including without limitation, all ductwork, systems work, demising wall installation and compliance with governmental requirements relating thereto (“Landlord’s Recapture Costs”). Tenant shall reimburse Landlord for Landlord’s Recapture Costs within three (3) business days following written demand therefor from Landlord. The effective date of any such termination shall be set forth in Landlord’s Recapture Notice.

ARTICLE 16

DAMAGE OR DESTRUCTION

If the Project is damaged by fire or other insured casualty, the damage shall be repaired by Landlord and provided such repairs can, in Landlord’s sole opinion, be completed within two hundred seventy (270) days after commencement of the necessity for repairs, without the payment of overtime or other premiums. and until such repairs are completed. rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). If repairs cannot, in Landlord’s opinion, be completed within two hundred seventy (270) days after the necessity for repairs this Lease shall instead terminate, by notifying Tenant in writing of such termination within sixty (60) days after Landlord makes such a determination, with such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises. In addition. Landlord may elect to terminate this Lease if the Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected. if the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. Finally, if the Premises or the Project is damaged to any substantial extent during the last twelve (12) months of the Term, then notwithstanding anything contained in this Article 16 to the contrary. Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within sixty (60) days after Landlord learns of the necessity for repairs as the result of such damage. A total destruction of the Project shall automatically terminate this Lease. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same. Tenant acknowledges that Tenant shall have no right to any proceeds of insurance carried by Landlord relating to property damage.

ARTICLE 17

SUBORDINATION

This Lease is subject to and Tenant agrees to comply with all matters of record affecting the Real Property. This Lease is also subject and subordinate to all ground or underlying leases, mortgages and deeds of trust which affect the Real Property, as well as all renewals, modifications. consolidations, replacements and extensions thereof; provided, however, if the lessor under any such lease or the holder or holders of any such mortgage or deed of trust shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to execute, acknowledge and deliver, within five (5) days, any and all documents or instruments which Landlord or such lessor, holder or holders deem necessary or desirable for purposes thereof. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground or underlying leases, mortgages or deeds of trust which may hereafter be executed covering the Premises, the Project or the property or any renewals. modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances. together with interest thereon and subject to all the terms and provisions thereof; provided, however, that Landlord obtains from the lender or other party in question a written undertaking in favor of Tenant to the effect that such lender or other party will not disturb Tenant’s right of possession under this Lease if Tenant is not then or thereafter in breach of any covenant or provision of this Lease. Tenant agrees, within five (5) days after Landlord’s written request therefor, to execute, acknowledge and deliver upon request any and all documents or instruments requested by Landlord or necessary or proper to assure the subordination of this Lease to any such mortgages, deeds of trust, or leasehold estates. Tenant agrees that if any proceedings are brought for the foreclosure of any mortgage or deed of trust or any deed in lieu thereof, to attorn to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof as so requested to do so by such purchaser and to recognize such purchaser as the lessor under this Lease; Tenant shall. within five (5) days after request execute such further instruments or assurances as such purchaser may reasonably deem necessary to evidence or confirm such attornment. Tenant agrees to provide copies of any notices of Landlord’s default under this Lease to any mortgagee or deed of trust beneficiary whose address has been provided to Tenant and Tenant shall provide such mortgagee or deed of trust beneficiary a commercially reasonable time after receipt of such notice within which to cure any such default. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 18

EMINENT DOMAIN

If the whole of the Premises or the Project or so much thereof as to render the balance unusable by Tenant shall be taken under power of eminent domain, or is sold, transferred or conveyed in lieu thereof, this Lease shall automatically terminate as of the date of such condemnation, or as of the date possession is taken by the condemning authority, at Landlord’s option. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided. however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and trade fixtures belonging to Tenant and removable by Tenant at the expiration of the Term hereof as provided hereunder or for the interruption of. or damage to, Tenant’s business. In the event of a partial taking described in this Article 18, or a sale, transfer or conveyance in lieu thereof. which does not result in a termination of this Lease, the rent shall be apportioned according to the ratio that the part of the Premises remaining useable by Tenant bears to the total area of the Premises, Tenant hereby waives any and all rights it might otherwise have pursuant to Applicable Law. to terminate the Lease in the event of a partial taking.

ARTICLE 19

DEFAULT

Each of the following acts or omissions of Tenant or of any guarantor of Tenant’s performance hereunder. or occurrences, shall constitute an “Event of Default” after the required notice and failure to cure:

(a)       Failure or refusal to pay Basic Monthly Rental, Additional Rent or any other amount to be paid by Tenant to Landlord hereunder within five (5) calendar days after notice that the same is due or payable hereunder; said notice period shall be in lieu of. and not in addition to. any notice requirements provided by Arizona law, provided further that Landlord shall only be required to provide the number and frequency of notices for late or missing payment pursuant to Section 30(m);

(b)       As set forth in items (b) through and including (i) below, the material failure to perform or observe any covenant or condition of this Lease to be performed or observed, provided that such material breach continues for more than thirty (30) days following written notice to Tenant of such breach and the breach by Tenant is not then cured. Any notice provided within Article 19 shall be in lieu of, and not in addition to. any notice requirements provided by Arizona law and provided, however, that if the nature of Tenant’s obligation is such that more than thirty (30) days are required for performance, then Tenant shall not be in default if Tenant commences performance within such notice period and thereafter diligently prosecutes the same to completion;

(c)       Abandonment or vacating or failure to accept tender of possession of the Premises or any significant portion thereof;

(d)       The taking in execution or by similar process or law (other than by eminent domain) of the estate hereby created;

(e)       The filing by Tenant or any guarantor hereunder in any court pursuant to any statute of a petition in bankruptcy or insolvency or for reorganization or arrangement for the appointment of a receiver of all or a portion of Tenant’s property; the filing against Tenant or any guarantor hereunder of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for Tenant, or for any guarantor hereunder, or of any of the property of either, or a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any guarantor hereunder, if such proceeding shall not be dismissed or trusteeship discontinued within thirty (30) days after commencement of such proceeding or the appointment of such trustee or receiver; or the making by Tenant or any guarantor hereunder of an assignment for the benefit of creditors. If Tenant’s performance of this Lease is in default or breach at the time of the filing of a petition in any chapter of bankruptcy by or on behalf of Tenant, or involuntarily by the creditors or interested parties of Tenant. Tenant hereby stipulates to the lifting of the automatic stay in effect and relief from such stay for Landlord if Tenant tiles a petition under the United States Bankruptcy laws, for the purpose of Landlord pursuing its rights and remedies against Tenant and/or a guarantor of this Lease particularly for the purpose of taking possession of the subject premises or the pursuit of post-petition debt;

(f)       Tenant’s failure to cause to be released any mechanics liens filed against the Premises or the Project within twenty (20) days after the date the same shall have been filed or recorded;

(g)       Tenant’s failure to observe or perform according to the provisions of Article 7, Article 14. Article 17. Article 25 or Article 28 within two (2) business days after notice from Landlord; or

(h)       [deleted and reserved]; or

(i)        The commission of waste or nuisance by Tenant, its employees, principals. invitees, licensees or agents, in the use or possession of the subject premises, in which event Tenant shall vacate the subject premises and the lease shall be deemed terminated upon three days’ notice to quit.

ARTICLE 20

REMEDIES

(a)       Upon the occurrence of an Event of Default under this Lease as provided in Article 19 hereof, Landlord may exercise all of its remedies as may be permitted by law, including without limitation, terminating this Lease, reentering the Premises and removing all persons and property therefrom, which property may be stored by Landlord at a warehouse or elsewhere at the risk. expense and for the account of Tenant. If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant the aggregate of all amounts permitted by law, including but not limited to (i) the worth at the time of award of the amount of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, tenant improvement expenses, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law. The term “rent” as used in this Section 20(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in items (i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in item (e), below, but in no case greater than the maximum amount of such interest permitted by law. As used in item (iii), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b)       Nothing in this Article 20 shall be deemed to affect Landlord’s right to indemnification for liability or liabilities arising prior to the termination of this Lease for personal injuries or property damage under the indemnification clause or clauses contained in this Lease.

(c)       Notwithstanding anything to the contrary set forth herein, Landlord’s re-entry to perform acts of maintenance or preservation of or in connection with efforts to relet the Premises or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and effect and Landlord may enforce all of Landlord’s rights and remedies hereunder or at law. including any right for a landlord to continue a lease in effect after the lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations. Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease. enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

(d)      All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord by law, and the exercise of one or more rights or remedies shall not impair Landlord’s right to exercise any other right or remedy.

(e)       Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at the lower of eighteen percent (18%) per annum or the maximum lawful rate of interest from the due date until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In addition to such interest: (i) if Rental is not paid on or before the fifth (5th) day of the calendar month for which the same is due, a late charge equal to ten percent (10%) of the amount overdue or $100, whichever is greater, shall be immediately due and owing and shall accrue for each calendar month or part thereof until such rental, including the late charge, is paid in full, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord shall suffer as a result of Tenant’s late payment and (ii) an additional charge of $25 shall be assessed for any check given to Landlord by or on behalf of Tenant which is not honored by the drawee thereof; which damages include Landlord’s additional administrative and other costs associated with such late payment and unsatisfied checks and the parties agree that it would be impracticable or extremely difficult to fix Landlord’s actual damage in such event. Such charges for interest and late payments and unsatisfied checks are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Landlord’s rights or remedies under any other provision of this Lease or applicable law.

(f)       Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within sixty (60) days after written notice is delivered by Tenant to Landlord and to the holder of any mortgages or deeds of trust (collectively. “Lender”) covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than sixty (60) days are required for performance, then Landlord shall not be in default if Landlord or Lender commences performance within such sixty (60) day period and thereafter diligently prosecutes the same to completion.

(g)      In the event of any default, breach or violation of Tenant’s rights under this Lease by Landlord, Tenant’s exclusive remedies shall be an action for specific performance or action for actual damages. Without limiting any other waiver by Tenant which may be contained in this Lease. Tenant hereby waives the benefit of any law granting it the right to perform Landlord’s obligation. or the right to terminate this Lease on account of any Landlord default.

ARTICLE 21

TRANSFER OF LANDLORD’S INTEREST

In the event of any transfer or termination of Landlord’s interest in the Premises or the Project by sale, assignment. transfer, foreclosure, deed-in-lieu of foreclosure or otherwise whether voluntary or involuntary, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord from and after the date of such transfer or termination, including furthermore without limitation, the obligation of Landlord under Article 4 above or Applicable Law to return the security deposit. provided said security deposit is transferred to said transferee. Tenant agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the lessor under this Lease and Tenant shall, within five (5) days after request. execute such further instruments or assurances as such transferee may reasonably deem necessary to evidence or confirm such attornment.

ARTICLE 22

BROKER

In connection with this Lease, Tenant warrants and represents that it has had dealings only with firm(s) set forth in Article I .H. of the Basic Lease Provisions and that it knows of no other person or entity who is or might be entitled to a commission. finder’s fee or other like payment in connection herewith and does hereby indemnify and agree to hold Landlord, its agents, members. partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses that Landlord may incur should such warranty and representation prove incorrect. inaccurate or false.

ARTICLE 23

PARKING

Tenant shall be provided, commencing on the Commencement Date, the number of parking passes set forth in Article 1.I of the Basic Lease Provisions. In addition to the parking charge by Landlord, if any, under all circumstances Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations. and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements; provided that such alternations or re-designs at all times preserve Tenant’s rights to the reserved and covered spaces described in Article 1. Landlord may. from time to time, relocate any reserved parking spaces (if any) rented by Tenant to another location in the Project parking facility. Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 23 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

ARTICLE 24

WAIVER

No waiver by either Party of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by either Party of the same or any other provision. No provision of this Lease may be waived by either Party, except by an instrument in writing executed by the Parties. Either Party’s consent to or approval of any act by a Party requiring consent or approval shall not be deemed to render unnecessary the obtaining of the Party’s consent to or approval of any subsequent act of that Party, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord’s agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto. Accordingly, Landlord may accept any such amount and negotiate any such cheek without prejudice to Landlord’s right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord’s rights.

ARTICLE 25

ESTOPPEL CERTIFICATE

Tenant shall, at any time and from time to time, upon not less than five (5) days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing (the “Estoppel Certificate”) certifying the following information, (but not limited to the following information if further information is requested by Landlord): (i) that this Lease is unmodified and in full force and effect (or. if modified. stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the rental and other charges are paid in advance, if any; (iii) the amount of Tenant’s security deposit, if any; and (iv) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, and no events or conditions then in existence which, with the passage of time or notice or both. would constitute a default on the part of Landlord hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement contained in the Estoppel Certificate delivered by Tenant as provided herein may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Real Property. Tenant’s failure to deliver such statement within such time shall constitute an admission by Tenant that all statements contained therein are true and correct. if Tenant fails to timely deliver the Estoppel Certificate to Landlord, then Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place and stead to execute any and all documents described in this Article 25 if Tenant fails to do so within the specified time period.

ARTICLE 26

LIABILITY OF LANDLORD

Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord or the Landlord Parties concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the lesser of (i) the interest of Landlord in and to the Project. and (ii) the interest Landlord would have in the Project if the Project were encumbered by third party debt in an amount equal to ninety percent (90%) of the then current value of the Project (as such value is reasonably determined by Landlord). No other property or assets of Landlord or any Landlord Party shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, Landlord’s obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant’s use or occupancy of the Premises.

ARTICLE 27

INABILITY TO PERFORM

This Lease and the obligations of Tenant and Landlord hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of any prevention, delay, stoppage due to strikes, lockouts, acts of God. acts of terrorism, or any other cause previously, or at such time, beyond the reasonable control or anticipation of Landlord (collectively, a “Force Majeure”) and Landlord’s and Tenant’s obligations under this Lease shall be forgiven and suspended by any such Force Majeure.

ARTICLE 28

HAZARDOUS WASTE

(a)       Tenant shall not cause or permit any Hazardous Material (as defined in Section 28(d) below) to be brought. kept or used in or about the Project by Tenant, its agents, employees. contractors, or invitees. Tenant indemnifies Landlord and the Landlord Parties from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord and the Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Project, damages for the loss or restriction or use of rentable or usable space or of any amenity of the Project. damages arising from any adverse impact or marketing of space in the Project, and sums paid in settlement of claims, attorneys’ fees and costs, consultant fees, and expert fees) which arise during or after the Term of this Lease as a result of such breach. This indemnification of Landlord and the Landlord Parties by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Project. Without limiting the foregoing, if the presence of any Hazardous Material on the Project caused or permitted by Tenant results in any contamination of the Project, then subject to the provisions of Article 9, Article 10 and Article 11 hereof, Tenant shall promptly take all actions at its sole expense as are necessary to return the Project to the condition existing prior to the introduction of any such Hazardous Material and the contractors to be used by Tenant for such work must be approved by Landlord, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Project and so long as such actions do not materially interfere with the use and enjoyment of the Project by the other tenants thereof; provided however, Landlord shall also have the right, by written notice to Tenant, to directly undertake any such mitigation efforts with regard to Hazardous Materials in or about the Project due to Tenant’s breach of its obligations pursuant to this Section 28(a). and to charge Tenant, as Additional Rent, for the costs thereof.

(b)       Landlord and Tenant acknowledge that Landlord may become legally liable for the costs of complying with Laws (as defined in Section 28(e) below) relating to Hazardous Material which are not the responsibility of Landlord or the responsibility of Tenant, including the following: (i) Hazardous Material present in the soil or ground water on the Project of which Landlord has no knowledge as of the effective date of this Lease; (ii) a change in Laws which relate to Hazardous Material which make that Hazardous Material which is present on the Real Property as of the effective date of this Lease, whether known or unknown to Landlord, a violation of such new Laws; (iii) Hazardous Material that migrates, flows, percolates, diffuses, or in any way moves on to, or under, the Project after the effective date of this Lease; or Hazardous Material present on or under the Project as a result of any discharge, dumping or spilling (whether accidental or otherwise) on the Project by other lessees of the Project or their agents, employees, contractors, or invitees, or by others. Accordingly, Landlord and Tenant agree that the cost of complying with Laws relating to Hazardous Material on the Project for which Landlord is legally liable and which are paid or incurred by Landlord shall be an Operating Cost (and Tenant shall pay Tenant’s Proportionate Share thereof in accordance with Article 3) unless the cost of such compliance as between Landlord and Tenant. is made the responsibility of Tenant pursuant to Section 28(a) above. To the extent any such Operating Cost relating to Hazardous Material is subsequently recovered or reimbursed through insurance, or recovery from responsible third parties or other action, Tenant shall be entitled to a proportionate reimbursement to the extent it has paid its share of such Operating Cost to which such recovery or reimbursement relates.

(c)       It shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer if (i) the proposed transferee’s anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material; (ii) the proposed Transferee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such Transferee’s actions or use of the property in question; or (iii) the proposed Transferee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.

(d)       As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of Arizona or the United States Government. The term “Hazardous Material” includes, without limitation, any material described as a toxic or hazardous material, waste, pollutant, contaminant or infectious waste, or words of similar import, in any federal, state or local law, ordinance, order. rule or regulation as well as any contaminants, pollutants, irritants, chemicals, waste. toxic substances. gases, liquids. solids, fumes. vapor, soot, smoke, acids, alkali, petroleum or petroleum by-product or derivative, biological matter, or other substances or materials of any kind which are or may be harmful or injurious to human health or life, animal health or life, plant health or life, or the environment.

(c)       As used herein, the term “Laws” means any applicable federal, state or local law, ordinance. or regulation relating to any Hazardous Material affecting the Project, including, without limitation, the laws. ordinances, and regulations referred to in Section 28(d) above.

ARTICLE 29

SURRENDER OF PREMISES; REMOVAL OF PROPERTY

(a)       The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination hereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.

(b)       Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in good order and condition, reasonable wear and tear and repairs which are Landlord’s obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, all furniture. equipment. business and trade fixtures, free-standing cabinet work, moveable partitioning and other articles of personal property in the Premises (except to the extent Landlord elects by notice to Tenant to exercise its option to have any subleases or subtenancies assigned to it), and Tenant shall repair all damage to the Premises resulting from the removal of such items from the Premises.

(c)       Whenever Landlord shall reenter the Premises as provided in Article 20 hereof, or as otherwise provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease (or within forty-eight (48) hours after a termination by reason of and Event of Default of Tenant), as provided in this Lease, shall be considered abandoned and Landlord may remove any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant, and if Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows: first. to the cost and expense of such sale, including reasonable attorneys’ fees and costs for services rendered: second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and fourth, the balance, if any, to Tenant. Upon vacating the Premises and return thereof to Landlord, Tenant waives any and all rights to the return of any Tenant’s property remaining therein, the same shall be deemed abandoned and may be disposed of by Landlord without further notice or legal requirement. Tenant shall indemnify and hold Landlord harmless as against any claim by third parties asserting a possessory or ownership interest in any abandoned property.

(d)      All fixtures, Tenant Improvements, Alterations and/or appurtenances attached to or built into the Premises prior to or during the Term, whether by Landlord or Tenant and whether at the expense of Landlord or Tenant, or of both, shall be and remain part of the Premises and shall not be removed by Tenant at the end of the Term unless otherwise expressly provided for in this Lease, unless such removal may be had without damage to the Premises, or unless such removal is required by Landlord. Such fixtures, Tenant Improvements, Alterations and/or appurtenances shall include but not be limited to: all floor coverings, paneling, molding, doors„ plumbing systems, security systems, electrical systems, lighting systems, all fixtures and outlets for the systems mentioned above and for all telephone, radio and television purposes.

ARTICLE 30

MISCELLANEOUS

(a)       SEVERABILITY; ENTIRE AGREEMENT. ANY PROVISION OF THIS LEASE WHICH SHALL PROVE TO BE INVALID, VOID, OR ILLEGAL SHALL IN NO WAY AFFECT, IMPAIR OR INVALIDATE ANY OTHER PROVISION HEREOF AND SUCH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT. THIS LEASE AND THE EXHIBITS AND ANY ADDENDUM ATTACHED HERETO CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH REGARD TO TENANT’S OCCUPANCY OR USE OF ALL OR ANY PORTION OF THE PROJECT, AND NO PRIOR AGREEMENT OR UNDERSTANDING PERTAINING TO ANY SUCH MATTER SHALL BE EFFECTIVE FOR ANY PURPOSE. NO PROVISION OF THIS LEASE MAY BE AMENDED OR SUPPLEMENTED EXCEPT BY AN AGREEMENT IN WRITING SIGNED BY THE PARTIES HERETO OR THEIR SUCCESSOR IN INTEREST. THE PARTIES AGREE THAT ANY DELETION OF LANGUAGE FROM THIS LEASE PRIOR TO ITS MUTUAL EXECUTION BY LANDLORD AND TENANT SHALL NOT BE CONSTRUED TO HAVE ANY PARTICULAR MEANING OR TO RAISE ANY PRESUMPTION, CANON OF CONSTRUCTION OR IMPLICATION INCLUDING, WITHOUT LIMITATION, ANY IMPLICATION THAT THE PARTIES INTENDED THEREBY TO STATE THE CONVERSE, OBVERSE OR OPPOSITE OF THE DELETED LANGUAGE.

(b)       Attorneys’ Fees: Waiver of Jury Trial.

(i)        In any action to enforce the terms of this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys’ fees and costs in such suit and such attorneys’ fees and costs shall be deemed to have accrued prior to the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Tenant shall also reimburse Landlord for all costs incurred by Landlord in connection with enforcing its rights under this Lease against Tenant following a bankruptcy by Tenant or otherwise, including without limitation, legal fees, experts’ fees and expenses, court costs and consulting fees. Should Tenant default in the performance of any covenant or provision of this Lease, resulting in the preparation of a Notice of Default, such as a Notice to Pay Rent or Quit, or a Notice to Perform Covenant or Quit, Tenant shall pay. as additional rental, upon demand of Landlord. Landlord’s attorney’s fees and costs in the preparation and/or service of such Notice of Default. A reasonable attorney fee for the purposes of the foregoing shall not exceed $3,000.00.

(ii)       Should Landlord, without fault on Landlord’s part, be made a party to any litigation instituted by Tenant or by any third party against Tenant, or by or against any person holding under or using the Premises by license of Tenant, or for the foreclosure of any lien for labor or material furnished to or for Tenant or any such other person or otherwise arising out of or resulting from any act or transaction of Tenant or of any such other person, Tenant covenants to save and hold Landlord harmless from any judgment rendered against Landlord or the Premises or any part thereof and from all costs and expenses, including reasonable attorneys’ fees and costs incurred by Landlord in connection with such litigation.

(iii)      TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

(c)       Time of Essence. Each of Tenant’s covenants herein is a condition of Landlord’s duty to perform and time is of the essence with respect to the performance of every provision of this Lease.

(d)       Headings; Joint and Several. The article headings contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof The terms “Landlord” and “Tenant” as used herein shall include the plural as well as the singular, the neuter shall include the masculine and feminine genders and the obligations herein imposed upon Tenant shall be joint and several as to each of the persons, firms or corporations of which Tenant may be composed each referred to herein as a “Party” or jointly as the “Parties”.

(e)       Reserved Area. Tenant hereby acknowledges and agrees that the exterior walls of the Premises and the area between the finished ceiling of the Premises and the slab of the floor of the Project thereabove have not been demised hereby and the use thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits. wiring and cabling leading through, under or above the Premises or throughout the Project in locations which will not materially interfere with Tenant’s use of the Premises and serving other parts of the Project are hereby excepted and reserved unto Landlord.

(f)       NO OPTION. THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND TENANT AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.

(g)      Use of Project Name; Improvements. Tenant shall not be allowed to use the name, picture or representation of the Project, or words to that effect, in connection with any business carried on in the Premises or otherwise (except as Tenant’s address) without the prior written consent of Landlord, with such consent not unreasonably withheld.

(h)      Rules and Regulations. Tenant shall observe faithfully and comply strictly with the rules and regulations (“Rules and Regulations”) attached to this Lease as Exhibit “B” and made a part hereof, and such other Rules and Regulations as Landlord may from time to time reasonably adopt for the safety, care and cleanliness of the Project. the facilities thereof, or the preservation of good order therein. Landlord shall not be liable to Tenant for violation of any such Rules and Regulations, or for the breach of any covenant or condition in any lease by any other tenant in the Project. A waiver by Landlord of any Rule or Regulation for any other tenant shall not constitute nor be deemed a waiver of the Rule or Regulation for this Tenant.

(i)        Quiet Possession. Upon Tenant’s paying the Monthly Basic Rental, Additional Rent and other sums provided hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term hereof subject to all of the provisions of this Lease.

(j)        Rent. All payments required to be made hereunder to Landlord (other than the Security Deposit) shall be deemed to be rent, whether or not described as such.

(k)       Successors and Assigns. Subject to the provisions of Article 15 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and assigns.

(l)       Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service evidenced by a signed receipt or sent by registered or certified mail, return receipt requested, or via overnight courier, and shall be effective upon proof of delivery, addressed if to Tenant then at the Premises; with a copy to the then current President of Tenant (as of the date of this Lease, 820 S. Friendswood Drive, Suite 201, Friendswood, Texas 77546, or if to Landlord then at Merced Restart Phoenix Investors II, LLC, 601 Carlson Parkway, Suite 200, Minnetonka, Minnesota 55305, Attention: General Counsel, with a copy to the then current property manager (as of the date of this Lease, Landlord’s property manager is MEB Commercial Management Group, LLC, 3877 N. 7th Street, Suite 320, Phoenix, Arizona 85014. Either party may by notice to the other specify a different address for notice purposes. A copy of all notices to be given to Landlord hereunder shall be concurrently transmitted by Tenant to such party hereafter designated by notice from Landlord to Tenant.

(m)     Persistent Delinquencies. if Tenant shall be delinquent by more than fifteen (15) days in the payment of rent on three (3) separate occasions in any twelve (12) month period or if there are three (3) or more non-monetary defaults by Tenant in any twelve (12) month period, without limiting any other rights or remedies of Landlord. Landlord shall have the right to terminate this Lease by thirty (30) days written notice given by Landlord to Tenant within thirty (30) days of the last such delinquency, such thirty day notice shall not constitute a surrender of the Lease, and shall entitle Landlord to implement all remedies available at law or equity for breach of lease damages, as provided by Section 20 of this Lease, and applicable law.

(n)      Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. if Tenant shall fail to pay any sum of money, other than rent. required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable cure period set forth in this Lease, Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as is in this Lease provided. All sums so paid by Landlord, shall be payable to Landlord on demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of the rent,

(o)       Access, Changes in Project, Facilities, Name.

(i)       Every part of the Project except the inside surfaces of all walls, windows and doors bounding the Premises (including exterior building walls, the rooftop, core corridor walls and doors and any core corridor entrance), and any space in or adjacent to the Premises or within the Project used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other building facilities, and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, decoration and repair. are reserved to Land lord.

(ii)      Landlord reserves the right, without incurring any liability to Tenant therefor, to make such changes in or to the Project and the fixtures and equipment thereof, as well as in or to the street entrances, halls. passages, elevators, stairways and other improvements thereof, as it may deem necessary or desirable provided that such change does not materially change access or the Permitted Use of Tenant.

(iii)     Landlord may adopt any name for the Project and Landlord reserves the right, from time to time, to change the name and/or address of the Project at any time.

(p)       Signing Authority. Tenant represents and warrants that it is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the By-laws of said corporation. Concurrently with Tenant’s execution of this Lease, Tenant shall provide to Landlord a copy of such resolution of the Board of Directors authorizing the execution of this Lease on behalf of such corporation, which copy of resolution shall be duly certified by the secretary or an assistant secretary of the corporation to be a true copy of a resolution duly adopted by the Board of Directors of said corporation and shall be in a form reasonably acceptable to Landlord.

(q)       Substitute Premises. [deleted and reserved]

(r)       Survival of Obligations. Any obligations of Tenant under this Lease shall survive the expiration or earlier termination of this Lease.

(s)      Confidentiality. The Parties acknowledges that the content of this Lease and any related documents are confidential information. The Parties shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space planning consultants and any proposed Transferees, except as required by law.

(t)       Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Arizona. No conflicts of law rules of any state or country (including, without limitation, Arizona conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than Arizona. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the State of Arizona, with venue in the County of Maricopa. Each of the parties hereto hereby consents to personal jurisdiction by the courts of the State of Arizona in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by Arizona law and consents to the enforcement of any judgment so obtained in the courts of the State of Arizona on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of Arizona were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.

(u)       Office of Foreign Assets Control. Tenant certifies to Landlord that (i) Tenant is not entering into this Lease, nor acting, for or on behalf of any person or entity named as a terrorist or other banned or blocked person or entity pursuant to any law, order, rule or regulation of the United States Treasury Department or the Office of Foreign Assets Control, and (ii) Tenant shall not assign this Lease or sublease to any such person or entity or anyone acting on behalf of any such person or entity. Landlord shall have the right to conduct all reasonable searches in order to ensure compliance with the foregoing. Tenant hereby agrees to indemnify, defend and hold Landlord and the Landlord Parties harmless from any and all claims arising from or related to any breach of the foregoing certification.

(v)       Financial Statements. Within ten (10) days after Tenant’s receipt of Landlord’s written request and no more than once per calendar quarter during each calendar year of the Term, Tenant shall provide Landlord with current financial statements of Tenant and financial statements for the two (2) calendar or fiscal years (if Tenant’s fiscal year is other than a calendar year) prior to the then current financial statement year. Any such statements shall be prepared in accordance with generally accepted accounting principles and, if the normal practice of Tenant, shall be audited by an independent certified public accountant (but only with respect to completed fiscal years (and then only to the extent available)).

(w)      Exhibits. The Exhibits attached hereto are incorporated herein by this reference as if fully set forth herein.

(x)       Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent (and not dependent) and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to set off of any of the rent or other amounts owing hereunder against Landlord.

(y)      Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts. when taken together, shall constitute one agreement

(z)       Non-Discrimination. Tenant herein covenants by and for himself or herself, his or her heirs, executors, administrators and assigns, and all persons claiming under or through him or her, and this Lease is made and accepted upon and subject to the following conditions:

“That there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin or ancestry, in the leasing, subleasing, transferring, use. occupancy. tenure or enjoyment of the Premises, nor shall Tenant himself or herself, or any person claiming under or through him or her, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, subtenants or vendees in the Premises.”

ARTICLE 31

SIGNAGE/DIRECTORY

Provided Tenant is not in default hereunder, Landlord, at Landlord’s sole cost and expense. shall install initial suite entry signage and lobby directory signage (collectively, “Tenant’s Signage”). Tenant’s Signage shall be subject to Landlord’s approval as to, without limitation, size, design, location, graphics, materials, colors and similar specifications and shall be consistent with the exterior design, materials and appearance of the Project and the Project’s signage program and shall be further subject to all matters of record and all applicable governmental laws, rules. regulations, codes and Tenant’s receipt of all permits and other governmental approvals and any applicable covenants, conditions and restrictions. Tenant’s Signage shall be personal to the original Tenant named in this Lease and may not be assigned to any assignee or sublessee, or any other person or entity. Landlord has the right, but not the obligation, to oversee the installation of Tenant’s Signage. The cost to maintain and operate. if any, Tenant’s Signage shall be paid for by Tenant. Upon the expiration of the Tenn. or other earlier termination of this Lease, Tenant shall. at Tenant’s sole cost, cause the removal of Tenant’s Signage (provided that Landlord shall have the right, at its election, to perform such removal on behalf of Tenant. at Tenant’s expense). Such costs shall (i) be payable within three (3) business days following written demand therefor from Landlord, and (ii) include, without limitation, the cost to repair and restore the Project to its original condition, normal wear and tear excepted. All modifications or alterations to Tenant’s Signage shall be at Tenant’s sole cost and expense.

ARTICLE 32

RIGHT OF FIRST OFFER

If there is no continuing Event of Default by Tenant and the Tenant is occupying the Premises and has not otherwise assigned or sublet all or any portion of the Leased Premises, then Tenant shall have a Right of First Offer (“ROFO”) to lease the office suite in the building known as Suite 157 (the “Suite”) located adjacent to the Premises. Commencing upon execution of the Lease and expiring twenty-four (24) months prior to the expiration of the Term, Landlord shall notify Tenant of such space becoming available and Tenant shall have ten (10) days after such notification to notify Landlord that Tenant elects to lease such space. if Tenant fails to deliver notice to Landlord of its election to exercise the ROFO, Tenant shall be deemed to have elected not to exercise the ROFO. The base rent, terms and conditions for the ROFO space shall be those set forth in Landlord’s ROFO notice, provided, however. Tenant improvements shall be adjusted for the term remaining under the Lease. The term for any space leased by Tenant under the exercise of its ROFO shall be coterminous with the Tenn. This ROFO shall be personal to Tenant, and is not transferable. Any attempted assignment or transfer by Tenant of the ROFO shall be null and void. Should Landlord receive an offer to lease the Suite, Landlord shall notify Tenant, and Tenant shall have the right to lease the Suite on the same terms as the Premises, with alignment of the Suite lease terms with the Premises lease terms.

[The rest of this page intentionally left blank. Signatures on the next page]

IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles, including all exhibits and other attachments referenced therein, as of the date first above written.

“LANDLORD”

MERCED RESTART PHOENIX INVESTORS II, LLC, a Delaware limited liability company

By Merced Pacific Active IV, LLC, a Delaware limited liability company, its Managing Member

By Series M4 of Merced Capital Partners, LLC, a Delaware limited liability company, its Manager

By	/s/ Thomas G. Rock
Name:	Thomas G. Rock
Its:	Authorized Representative

“TENANT”

CASTLE BIOSCIENCES, INC., a Delaware corporation

By	/s/ Derek Maetzold
Name:	Derek Maetzold
Its:	President

EXHIBIT “A”

PREMISES — SUITE 160

*       This Exhibit “A” is provided for informational purposes only and is intended to be only an approximation of the layout of the Premises and shall not be deemed to constitute any representation by Landlord as to the exact layout or configuration of the Premises or the Project.

EXHIBIT A

Exhibit A

EXHIBIT “B”

RULES AND REGULATIONS

1.       No sign, advertisement or notice shall he displayed, printed or affixed on or to the Premises or to the outside or inside of the Project or so as to be visible from outside the Premises or Project without Landlord’s prior written consent. Landlord shall have the right to remove any non-approved sign, advertisement or notice, without notice to and at the expense of Tenant, and Landlord shall not be liable in damages for such removal. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by Landlord or by a person selected by Landlord and in a manner and style acceptable to Landlord.

2.       Tenant shall not obtain for use on the Premises ice, waxing, cleaning, interior glass polishing, rubbish removal, towel or other similar services, or accept barbering or bootblackening, or coffee cart services, milk, soft drinks or other like services on the Premises, except from persons authorized by Landlord and at the hours and under regulations fixed by Landlord. No vending machines or machines of any description shall be installed, maintained or operated upon the Premises without Landlord’s prior written consent.

3.       The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress and egress from Tenant’s Premises. Under no circumstances is trash to be stored in the corridors. Notice must be given to Landlord for any large deliveries. Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Project only at times and in the manner designated by Landlord, and always at Tenant’s sole responsibility and risk. Landlord may impose reasonable charges for use of freight elevators after or before normal business hours. All damage done to the Project by moving or maintaining such furniture, freight or articles shall be repaired by Landlord at Tenant’s expense. Tenant shall not take or permit to be taken in or out of entrances or passenger elevators of the Project. any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Tenant shall move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all waste that is at any time being taken from the Premises directly to the areas designated for disposal.

4.       Toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. particularly non biodegradable substances likely to clog plumbing, such as female hygiene products (tampons). Employees, invitees and licensees of Tenant are to be advised of proper usage of these facilities.

5.       Tenant shall not overload the floor of the Premises or mark, drive nails. screw or drill into the partitions, ceilings or floor or in any way deface the Premises. Tenant shall not place typed. handwritten or computer generated signs in the corridors or any other common areas. Should there be a need for signage additional to the Project standard tenant placard, a written request shall be made to Landlord to obtain approval prior to any installation. All costs for said signage shall be Tenant’s responsibility.

EXHIBIT B

6.        In no event shall Tenant place a load upon any floor of the Premises or portion of any such flooring exceeding the floor load per square foot of area for which such floor is designed to carry and which is allowed by law, or any machinery or equipment which shall cause excessive vibration to the Premises or noticeable vibration to any other part of the Project. Prior to bringing any heavy safes, vaults, large computers or similarly heavy equipment into the Project, Tenant shall inform Landlord in writing of the dimensions and weights thereof and shall obtain Landlord’s consent thereto. Such consent shall not constitute a representation or warranty by Landlord that the safe, vault or other equipment complies, with regard to distribution of weight and/or vibration, with the provisions of this Rule 6 nor relieve Tenant from responsibility for the consequences of such noncompliance, and any such safe, vault or other equipment which Landlord determines to constitute a danger of damage to the Project or a nuisance to other tenants, either alone or in combination with other heavy and/or vibrating objects and equipment, shall he promptly removed by Tenant, at Tenant’s cost, upon Landlord’s written notice of such determination and demand for removal thereof

7.        Tenant shall not use or keep in the Premises or Project any kerosene, gasoline or inflammable, explosive or combustible fluid or material, or use any method of heating or air-conditioning other than that supplied by Landlord.

8.        Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.

9.        Tenant shall not install or use any blinds, shades, awnings or screens in connection with any window or door of the Premises and shall not use any drape or window covering facing any exterior glass surface other than the standard drapes, blinds or other window covering established by Landlord.

10.       Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing window coverings when the sun’s rays fall directly on windows of the Premises. Tenant shall not obstruct, alter, or in any way impair the efficient operation of Landlord’s heating, ventilating and air-conditioning system. Tenant shall not tamper with or change the setting of any thermostats or control valves.

11.       The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises. Tenant shall not, without Landlord’s prior written consent, occupy or permit any portion of the Premises to be occupied or used for the manufacture or sale of liquor or tobacco in any form, or a barber or manicure shop, or as an employment bureau. The Premises shall not be used for lodging or sleeping or for any improper, objectionable or immoral purpose. No auction shall be conducted on the Premises.

12.       Tenant shall not make, or permit to be made. any unseemly or disturbing noises, or disturb or interfere with occupants of Project or neighboring buildings or premises or those having business with it by the use of any musical instrument, radio, phonographs or unusual noise, or in any other way.

EXHIBIT B

13.       No bicycles or vehicles of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant in the Premises. except that the preparation of coffee, tea, hot chocolate and similar items for tenants, their employees and visitors shall be permitted. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from or throughout the Premises. The foregoing notwithstanding, Tenant shall have the right to use a microwave and to heat microwavable items typically heated in an office. No hot plates, toasters, toaster ovens or similar open element cooking apparatus shall be permitted in the Premises.

14.       No animals of any kind shall be brought into or kept about the Project by Tenant or Tenant’s agents, except seeing eye dogs for the visually impaired.

15.       The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls. passageways or other public places in the Project shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills.

16.       No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanisms thereof unless Landlord is first notified thereof. gives written approval, and is furnished a key therefor. Each tenant must, upon the termination of his tenancy, give to Landlord all keys and key cards of stores, offices, or toilets or toilet rooms, either furnished to. or otherwise procured by, such tenant. and in the event of the loss of any keys so furnished, such tenant shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change. If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant. Tenant shall not key or re-key any locks. All locks shall be keyed by Landlord’s locksmith only.

17.       Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the Project or its desirability as an office building and upon written notice from Landlord any tenant shall refrain from and discontinue such advertising.

18.       Each tenant shall be responsible for all persons for whom it requests after hours access and shall be liable to Landlord for all acts of such persons. Landlord shall have the right from time to time to establish reasonable rules and charges pertaining to freight elevator usage, including the allocation and reservation of such usage for tenants’ initial move-in to their premises. and final departure therefrom. Landlord may also establish from time to time reasonable rules and charges for accessing the equipment areas of the Project. including the risers, rooftops and telephone closets.

EXHIBIT B

19.       Any person employed by any tenant to do janitorial work shall, while in the Project and outside of the Premises, be subject to and under the control and direction of the Office of the Project or its designated representative such as security personnel (but not as an agent or servant of Landlord, and the Tenant shall be responsible for all acts of such persons).

20.       All doors opening on to public corridors shall be kept closed, except when being used for ingress and egress. Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of “fire wardens” developed by Landlord for the Project, or required by law. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises.

21.       The requirements of tenants will be attended to only upon application to the Office of the Project.

22.       Canvassing, soliciting and peddling in the Project are prohibited and each tenant shall cooperate to prevent the same.

23.       All office equipment of any electrical or mechanical nature shall be placed by tenants in the Premises in settings approved by Landlord. to absorb or prevent any vibration. noise or annoyance.

24.       No air-conditioning unit, space heater, or other similar apparatus shall be installed or used by any tenant without the prior written consent of Landlord. Tenant shall pay the cost of all electricity used for air-conditioning in the Premises if such electrical consumption exceeds normal office requirements. regardless of whether additional apparatus is installed pursuant to the preceding sentence.

25.       There shall not be used in any space, or in the public halls of the Project, either by any tenant or others. any hand trucks except those equipped with rubber tires and side guards.

26.       All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Project must be fluorescent and/or of a quality. type, design and bulb color approved by Landlord. Tenant shall not permit the consumption in the Premises of more than 21/2 watts per net usable square foot in the Premises in respect of office lighting nor shall Tenant permit the consumption in the Premises of more than 11/2 watts per net usable square foot of space in the Premises in respect of the power outlets therein, at any one time. If such limits are exceeded. Landlord shall have the right to require Tenant to remove lighting fixtures and equipment and/or to charge Tenant for the cost of the additional electricity consumed.

27.       Parking.

(a)       Project parking facility hours shall be determined by Landlord from time to time.

EXHIBIT B

(b)       Automobiles must be parked entirely within the stall lines on the floor.

(c)       All directional signs and arrows must be observed.

(d)       The speed limit shall be 5 miles per hour.

(e)       Parking is prohibited in areas not striped for parking,

(f)        Parking cards or any other device or form of identification supplied by Landlord (or its operator) shall remain the property of Landlord (or its operator). Such parking identification device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable or assignable and any device in the possession of an unauthorized holder will be void. There will be a replacement charge to the Tenant or person designated by Tenant of $25.00 for loss of any parking card. There shall be a security deposit of $25.00 due at issuance for each card key issued to Tenant.

(g)       The monthly rate for parking is payable one (1) month in advance and must be paid by the third business day of each month. Failure to do so will automatically cancel parking privileges and a charge at the prevailing daily rate will be due. No deductions or allowances from the monthly rate will be made for days parker does not use the parking facilities.

(h)       Tenant may validate visitor parking by such method or methods as the Landlord may approve, at the validation rate from time to time generally applicable to visitor parking.

(i)        Landlord (and its operator) may refuse to permit any person who violates the within rules to park in the Project parking facility, and any violation of the rules shall subject the automobile to removal from the Project parking facility at the parker’s expense. In either of said events, Landlord (or its operator) shall refund a pro rata portion of the current monthly parking rate and the sticker or any other form of identification supplied by Landlord (or its operator) will be returned to Landlord (or its operator).

(j)        Project parking facility managers or attendants are not authorized to make or allow any exceptions to these Rules and Regulations.

(k)       All responsibility for any loss or damage to automobiles or any personal property therein is assumed by the parker.

(l)        Loss or theft of parking identification devices from automobiles must be reported to the Project parking facility manager immediately, and a lost or stolen report must be filed by the parker at that time.

EXHIBIT B

(m)       The parking facilities are for the sole purpose of parking one automobile per space. Washing, waxing, cleaning or servicing of any vehicles by the parker or his agents is prohibited.

(n)       Landlord (and its operator) reserves the right to refuse the issuance of monthly stickers or other parking identification devices to any Tenant and/or its employees who refuse to comply with the above Rules and Regulations and all City, State or Federal ordinances, laws or agreements.

(o)       Tenant agrees to acquaint all employees with these Rules and Regulations.

(p)       No vehicle shall be stored in the Project parking facility for a period of more than one (1) week.

28.      The Project is a non-smoking Project. Smoking or carrying lighted cigarettes, pipes, cigars, cigarettes or any other substance is prohibited at all times within the Premises or elevators, common area restrooms. or any other interior common area of the Project.

29.      Tenant shall not, without Landlord’s prior written consent (which consent may be granted or withheld in Landlord’s absolute discretion), allow any employee or agent to carry any type of gun or other firearm in or about any of the Premises or Project.

30.      Tenant shall not use or occupy or permit any portion of the Premises to be used or occupied as an employment bureau or for the storage, manufacture or sale of liquor, narcotics or drugs. Tenant shall not engage or pay any employees in the Project except those actually working for Tenant in the Project, and Tenant shall not advertise for non-clerical employees giving the Project as an address. The Premises shall not be used, or permitted to be used, for lodging or sleeping or for any immoral or illegal purpose.

31.      Landlord reserves the right to control and operate the Common Areas in such manner as it deems best for the benefit of the Project tenants. Landlord may exclude from all or a part of the Common Areas at all hours, other than during Normal Business Hours, all unauthorized persons. “Normal Business Hours- shall be deemed to be between the hours of 8:00 A.M. and 6:00 P.M. Monday through Friday. but excluding legal holidays. Tenant shall be responsible for all Tenants or Tenant’s agents who enter the Project at any time, whether during or after Normal Business Hours and shall be liable to Landlord for all acts of such persons.

32.      Tenant shall have the responsibility for the security of the Premises and. before closing and leaving the Premises at any time, Tenant shall see that all entrance doors are locked and all lights and office equipment within the Premises are turned off, and Landlord shall have no responsibility relating thereto. Landlord will not be responsible for any lost or stolen personal property. equipment, money or jewelry from the Premises or common areas regardless of whether such loss occurs when the area is locked against entry or not.

33.      [deleted and reserved]

EXHIBIT B

34.      The elevator designated for freight by Landlord will be available for use by all tenants in the Project during the hours and pursuant to such procedures as Landlord may determine from time to time. The persons employed to move Tenant’s equipment, material, furniture or other property in or out of the Project must be acceptable to Landlord. The moving company must be a locally recognized professional mover, whose primary business is the performing of relocation services, and must he bonded and fully insured. A certificate or other verification of such insurance must be received and approved by Landlord prior to the start of any moving operations. Insurance must be sufficient in Landlord’s sole opinion, to cover all personal liability, theft or damage to the Project, including, but not limited to, floor coverings, doors, walls, elevators, stairs, foliage and landscaping. Special care must be taken to prevent damage to foliage and landscaping during adverse weather. All moving operations will be conducted at such times and in such a manner as Landlord will direct, and all moving will take place during non-Normal Business Hours unless Landlord agrees in writing otherwise. Tenant will be responsible for the provision of Project security during all moving operations, and will be liable for all losses and damages sustained by any party as a result of the failure to supply adequate security. Landlord will have the right to prescribe the weight, size and position of all equipment, materials. furniture or other property brought into the Project. Heavy objects will, if considered necessary by Landlord, stand on wood strips of such thickness as is necessary properly to distribute the weight. Landlord will not be responsible for loss of or damage to any such property from any cause, and all damage done to the Project by moving or maintaining such property will be repaired at the expense of Tenant. Landlord reserves the right to inspect all such property to be brought into the Project and to exclude from the Project all such property which violates any of these Rules and Regulations or the Lease. Supplies, goods. materials, packages, furniture and all other items of every kind delivered to or taken from the Premises will be delivered or removed through the entrance and route designated by Landlord, and Landlord will not be responsible for the loss or damage of any such property unless such loss or damage results from the negligence of Landlord.

35.      Tenant shall give Landlord prompt notice of any accidents to or defects in the water pipes, gas pipes, electric lights and fixtures, heating apparatus. or any other service equipment.

36.      With the exception of any commuter bike rack in the Project, Tenant and Tenant’s agents shall not bring into the Project building or keep on the Premises any bicycle or other vehicle without Landlord’s written consent.

37.      Tenant will refer all contractors, contractors’ representatives and installation technicians rendering any service for Tenant to Landlord for Landlord’s supervision and approval before performance of any such contractual services. This shall apply to all work performed in the Project, including, but not limited to, installation of telephones, telegraph equipment, electrical devices and attachments, and installations of any and every nature affecting floors, walls, woodwork, trim. windows, ceilings, equipment or any other physical portion of the Project. None of this work will be done by Tenant without first obtaining Landlord’s written approval.

EXHIBIT B

EXHIBIT “C”

COMMENCEMENT LETTER

TO:_______________________________________________	DATE: ____________________________

_____________________________________

RE:	Lease dated _____________________, between ________________________________ (“Landlord”), and ________________________________ (“Tenant”), concerning Suite ________________ located at 3737 N 7th Street, Phoenix, Arizona 85022 (the “Project”).

To Whom it May Concern:

In accordance with the Lease, Landlord wishes to advise and/or confirm the following:

1.       That the Premises is outlined and attached hereto as Exhibit A and is located on the 1st floor of the Project.

2.       The Premises have been accepted herewith by the Tenant as being substantially complete in accordance with the Lease and that there is no deficiency in construction.

3.       That the Tenant has taken possession of the Premises and acknowledges that under the provisions of the Lease the Term of said Lease shall commence as of _______________ for a term of _______________ months ending on _______________.

4.       That in accordance with the Lease. Basic Rental commenced to accrue on _______________.

5.       If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a prorata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in said Lease.

6.       Rent is due and payable in in accordance with the terms of the Lease. Your rent checks should be made payable to ________________________.

7.       The exact number of rentable square feet within the Premises is ______________ square feet.

EXHIBIT C

8.       Tenant’s Proportionate Share, as adjusted based upon the exact number of rentable square feet within the Premises is ____________________%.

AGREED AND ACCEPTED:

Tenant:

EXHIBIT C

EXHIBIT “D”

LANDLORD’S WORK

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the completion of the tenant improvements (“Improvements”) in the Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Lease to which this Work Letter is attached.

SECTION 1

CONSTRUCTION DRAWINGS FOR THE PREMISES

As soon as reasonably practicable following mutual execution and delivery of the Lease, Landlord shall cause Landlord’s architect to prepare detailed plans and specifications for the Improvements (“Construction Documents”) based upon that certain Space Plan attached hereto as Schedule 1 (the “Plan”). Landlord shall then forward the Construction Documents, along with a reasonable description of the proposed Project-standard specifications and materials, to Tenant for Tenant’s approval. Tenant shall approve or reasonably disapprove any draft of the Construction Documents within five (5) business days after Tenant’s receipt thereof; provided, however, that any disapproval of the Construction Documents by Tenant shall be accompanied by a detailed written explanation of the reasons for Tenant’s disapproval. Failure of Tenant to reasonably disapprove any draft of the Construction Documents within said five (5) business day period shall be deemed to constitute Tenant’s approval thereof. The Construction Documents, as approved by Landlord and Tenant. may be referred to herein as the “Approved Construction Documents.” Landlord and Tenant’s approval of the Approved Construction Documents shall not be a representation or warranty of Landlord or Tenant that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord and Tenant thereto. Landlord shall construct the Improvements substantially in accordance with the Approved Construction Documents. Unless specifically noted to the contrary on the Approved Construction Documents, the Improvements shall be constructed using Project-standard quantities, specifications and materials. Tenant shall make no changes or modifications to the Approved Construction Documents without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion if such change or modification would directly or indirectly delay the “Substantial Completion,” as that term is defined in Section 5.1 of this Tenant Work Letter, of the Improvements.

SECTION 2

BIDDING; RETENTION OF CONTRACTOR;
WARRANTIES AND GUARANTIES

The Approved Construction Documents will be issued for bid to two (2) general contractors approved to do work in the Project. After review of the bids by the Landlord and Tenant, one general contractor (the “Contractor”) shall be mutually selected by Landlord and Tenant and awarded the project, by Landlord. Landlord shall enter into an A1A construction contract or similar contract with the Contractor selected by Tenant and Landlord which shall comply with the provisions of this Exhibit and provide for. among other things, i) a one-year warranty for all defective work; ii) a requirement that the Contractor perform the work in substantial accordance with the Approved Construction Documents and in a good and workmanlike manner and; iii) a requirement that the Contractor is responsible for final clean up (including removal of debris). Landlord hereby assigns to Tenant, on a non-exclusive basis, to the extent assignable, all warranties and guaranties by the Contractor relating to the Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of the Improvements.

EXHIBIT D

SECTION 3

OVER-ALLOWANCE AMOUNT

Landlord shall be responsible for the first Two Hundred Twenty Three Thousand and Six Hundred Fifty Dollars ($223,650.00) (“Work Allowance”) of the hard and soft costs relating to the design and construction of the Improvements. Tenant shall be responsible for promptly paying all costs of the Improvements in excess of the Work Allowance (“Over Allowance Amount”). Landlord and Tenant shall initially share in the cost of the progress billing for the work based upon the ratio of the Work Allowance to the Over Allowance Amount as determined by the budget agreed to with the Contractor. Tenant shall pay any invoice for an Over Allowance Amount to Landlord, as Additional Rent, within ten (10) business days after Tenant’s receipt thereof. If the cost of the Improvements is less than the budgeted amount and Tenant has paid an amount in excess of the Over Allowance Amount, Landlord shall promptly issue a credit to Tenant for such amount against future rent.

SECTION 4

TENANT’S COVENANTS

Tenant shall, at the request of the Landlord and at no cost to Tenant, cooperate with Landlord and the space planner or architect retained by Landlord, to cause a Notice of Completion or Certificate of Occupancy to be issued by the City of Phoenix or the then authorized agency required to approve tenants occupancy of the completed space.

SECTION 5

COMPLETION OF THE IMPROVEMENTS

5.1       Substantial Completion. For purposes of this Lease, “Substantial Completion” of the Improvements in the Premises shall occur upon the completion of construction of the Improvements in the Premises pursuant to the Approved Construction Documents, with the exception of any punch list items and any tenant fixtures. work-stations, built-in furniture, or equipment to be installed by Tenant.

EXHIBIT D

5.2       Delay of the Substantial Completion of the Premises. Except as provided in this Section 5.2. the Commencement Date shall occur as set forth in the Lease. If there shall be a delay or there are delays in the Substantial Completion of the Improvements in the Premises as a result of the following (collectively, “Tenant Delays”):

5.2.1     Tenant’s failure to timely approve any matter requiring Tenant’s approval;

5.2.2     A breach by Tenant of the terms of this Tenant Work Letter or the Lease beyond applicable notice and cure periods;

5.2.3    Tenant’s request for changes in the Plans, Construction Documents or Approved Construction Documents which add to the Contractor’s construction timeframe;

5.2.4     Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Improvements in the Premises, or which are different from, or not included in. Landlord’s standard improvement package items for the Project, after Landlord informs Tenant of such unavailability; or

5.2.5     Any other acts or omissions of Tenant. or its agents, contractors, representatives, or employees;

then. notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Improvements in the Premises, the date of Substantial Completion thereof shall be deemed to be the date that Substantial Completion would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.

5.3       Punch List. Within five (5) days after the Commencement Date, Landlord and Tenant shall inspect the Premises for purposes of compiling a “punch list” of any items needing correction. Any matters not shown on the punch list shall be deemed approved by Tenant. Landlord shall promptly correct any items on such list, but in no event more than thirty (30) days after delivery of the list (except with regard to those items with longer lead times).

SECTION 6

MISCELLANEOUS

6.1       Tenant’s Representative. Tenant will designate a sole representative with respect to the matters set forth in this Work Letter within five (5) days after Landlord’s request therefor, who. until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

EXHIBIT D

6.2       Landlord’s Representative. Prior to commencement of construction of the Improvements. Landlord shall designate a representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility, to act on behalf of the Landlord as required in this Work Letter,

6.3       Time of the Essence. Time is of the essence with respect to Tenant’s obligations under this Work Letter. Unless otherwise indicated. all references herein to a “number of days” shall mean and refer to calendar days.

EXHIBIT D

Exhibit D

Schedule 1